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                                                                    EXHIBIT 23




                                    LOAN AGREEMENT

                                     BY AND AMONG

                          CELLNET DATA SERVICES (SL), INC.,
                                    AS BORROWER,

                           TORONTO DOMINION (TEXAS), INC.,
                              AS ADMINISTRATIVE AGENT,

                             TD SECURITIES (USA), INC.,
                      AS LEAD ARRANGER AND SYNDICATION AGENT,

                               THE BANK OF NEW YORK,

                                    AS CO-AGENT


                                        AND

                      THE FINANCIAL INSTITUTIONS WHOSE NAMES
                 APPEAR AS LENDERS ON THE SIGNATURE PAGES HEREOF,
                                     AS LENDERS


                                  NOVEMBER 23, 1998





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

                                  TABLE OF CONTENTS

                                                                           Page
ARTICLE 1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

Section 2.1    The Loans . . . . . . . . . . . . . . . . . . . . . . . . . .14
Section 2.2    Manner of Borrowing and Disbursement. . . . . . . . . . . . .15
Section 2.3    Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .17
Section 2.4    Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Section 2.5    Voluntary Prepayment. . . . . . . . . . . . . . . . . . . . .19
Section 2.6    Voluntary Reduction of the Commitment . . . . . . . . . . . .19
Section 2.7    Scheduled Reduction of Commitment . . . . . . . . . . . . . .20
Section 2.8    Mandatory Reduction of Commitment . . . . . . . . . . . . . .20
Section 2.9    Notes; Loan Accounts. . . . . . . . . . . . . . . . . . . . .21
Section 2.10   Manner of Payment . . . . . . . . . . . . . . . . . . . . . .21
Section 2.11   Reimbursement . . . . . . . . . . . . . . . . . . . . . . . .22
Section 2.12   Pro Rata Treatment. . . . . . . . . . . . . . . . . . . . . .22
Section 2.13   Capital Adequacy. . . . . . . . . . . . . . . . . . . . . . .23
Section 2.14   Lender Tax Forms. . . . . . . . . . . . . . . . . . . . . . .23
Section 2.15   Replacement Lender. . . . . . . . . . . . . . . . . . . . . .24

ARTICLE 3  Conditions Precedent. . . . . . . . . . . . . . . . . . . . . . .24

Section 3.1    Conditions Precedent to Initial Advance . . . . . . . . . . .24
Section 3.2    Conditions Precedent to Each Advance. . . . . . . . . . . . .27

ARTICLE 4  Representations and Warranties. . . . . . . . . . . . . . . . . .28

Section 4.1    Representations and Warranties. . . . . . . . . . . . . . . .28
Section 4.2    Survival of Representations and Warranties. . . . . . . . . .34

ARTICLE 5  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . .35

Section 5.1    Preservation of Existence and Similar Matters . . . . . . . .35
Section 5.2    Business; Compliance with Applicable Law. . . . . . . . . . .35
Section 5.3    Maintenance of Properties . . . . . . . . . . . . . . . . . .35
Section 5.4    Accounting Methods and Financial Records. . . . . . . . . . .35
Section 5.5    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .36
Section 5.6    Payment of Taxes and Claims . . . . . . . . . . . . . . . . .36
Section 5.7    Visits and Inspections. . . . . . . . . . . . . . . . . . . .36
Section 5.8    Payment of Indebtedness; Loans. . . . . . . . . . . . . . . .37
Section 5.9    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .37
Section 5.10   Real Estate . . . . . . . . . . . . . . . . . . . . . . . . .37
Section 5.11   Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .37
Section 5.12   Interest Rate Hedging . . . . . . . . . . . . . . . . . . . .38


                                          i

Section 5.13   Covenants Regarding Formation of Subsidiaries and the
               Making of Investments and Acquisitions. . . . . . . . . . . .38
Section 5.14   Payment of Wages. . . . . . . . . . . . . . . . . . . . . . .39
Section 5.15   Compliance with Contracts . . . . . . . . . . . . . . . . . .39
Section 5.16   Year 2000 Problem . . . . . . . . . . . . . . . . . . . . . .39

ARTICLE 6  Information Covenants . . . . . . . . . . . . . . . . . . . . . .39

Section 6.1    Quarterly Financial Statements and Information. . . . . . . .39
Section 6.2    Annual Financial Statements and Information . . . . . . . . .40
Section 6.3    Performance Certificates. . . . . . . . . . . . . . . . . . .40
Section 6.4    Copies of Other Reports . . . . . . . . . . . . . . . . . . .41
Section 6.5    Notice of Litigation and Other Matters. . . . . . . . . . . .41

ARTICLE 7  Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . .42

Section 7.1    Indebtedness of the Borrower and its Subsidiaries . . . . . .42
Section 7.2    Limitation on Liens . . . . . . . . . . . . . . . . . . . . .43
Section 7.3    Amendment and Waiver. . . . . . . . . . . . . . . . . . . . .43
Section 7.4    Liquidation, Merger, Disposition of Assets. . . . . . . . . .43
Section 7.5    Limitation on Guaranties. . . . . . . . . . . . . . . . . . .44
Section 7.6    Investments and Acquisitions. . . . . . . . . . . . . . . . .44
Section 7.7    Restricted Payments and Purchases . . . . . . . . . . . . . .44
Section 7.8    Minimum Revenue . . . . . . . . . . . . . . . . . . . . . . .45
Section 7.9    Minimum Operating Cash Flow . . . . . . . . . . . . . . . . .46
Section 7.10   Capital Expenditures. . . . . . . . . . . . . . . . . . . . .46
Section 7.11   Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . .47
Section 7.12   Pro Forma Debt Service Ratio. . . . . . . . . . . . . . . . .47
Section 7.13   Interest Coverage Ratio . . . . . . . . . . . . . . . . . . .47
Section 7.14   Affiliate Transactions. . . . . . . . . . . . . . . . . . . .47
Section 7.15   Real Estate . . . . . . . . . . . . . . . . . . . . . . . . .48
Section 7.16   ERISA Liabilities . . . . . . . . . . . . . . . . . . . . . .48

ARTICLE 8  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48

Section 8.1    Events of Default . . . . . . . . . . . . . . . . . . . . . .48
Section 8.2    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .50
Section 8.3    Payments Subsequent to Declaration of Event of Default. . . .51

ARTICLE 9  The Administrative Agent. . . . . . . . . . . . . . . . . . . . .52

Section 9.1    Appointment and Authorization . . . . . . . . . . . . . . . .52
Section 9.2    Interest Holders. . . . . . . . . . . . . . . . . . . . . . .52
Section 9.3    Consultation with Counsel . . . . . . . . . . . . . . . . . .52
Section 9.4    Documents . . . . . . . . . . . . . . . . . . . . . . . . . .52
Section 9.5    Administrative Agent and Affiliates . . . . . . . . . . . . .52
Section 9.6    Responsibility of the Administrative Agent. . . . . . . . . .53
Section 9.7    Security Documents. . . . . . . . . . . . . . . . . . . . . .53
Section 9.8    Action by the Administrative Agent. . . . . . . . . . . . . .53


                                          ii

Section 9.9    Notice of Default or Event of Default . . . . . . . . . . . .53
Section 9.10   Responsibility Disclaimed . . . . . . . . . . . . . . . . . .54
Section 9.11   Indemnification . . . . . . . . . . . . . . . . . . . . . . .54
Section 9.12   Credit Decision . . . . . . . . . . . . . . . . . . . . . . .54
Section 9.13   Successor Administrative Agent. . . . . . . . . . . . . . . .55
Section 9.14   Delegation of Duties. . . . . . . . . . . . . . . . . . . . .55
Section 9.15   Administrative Agent May File Proofs of Claim . . . . . . . .55

ARTICLE 10  Change in Circumstances Affecting Eurodollar Advances. . . . . .56

Section 10.1   Eurodollar Basis Determination Inadequate or Unfair . . . . .56
Section 10.2   Illegality. . . . . . . . . . . . . . . . . . . . . . . . . .56
Section 10.3   Increased Costs . . . . . . . . . . . . . . . . . . . . . . .56
Section 10.4   Effect On Other Advances. . . . . . . . . . . . . . . . . . .57

ARTICLE 11  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .58

Section 11.1   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .58
Section 11.2   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .59
Section 11.3   Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . .59
Section 11.4   Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . .60
Section 11.5   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .60
Section 11.6   Accounting Principles . . . . . . . . . . . . . . . . . . . .62
Section 11.7   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .62
Section 11.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . . .62
Section 11.9   Severability. . . . . . . . . . . . . . . . . . . . . . . . .62
Section 11.10  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .62
Section 11.11  Table of Contents and Headings. . . . . . . . . . . . . . . .63
Section 11.12  Amendment and Waiver. . . . . . . . . . . . . . . . . . . . .63
Section 11.13  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .63
Section 11.14  Other Relationships . . . . . . . . . . . . . . . . . . . . .63
Section 11.15  Directly or Indirectly. . . . . . . . . . . . . . . . . . . .63
Section 11.16  Reliance on and Survival of Various Provisions. . . . . . . .64
Section 11.17  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .64

ARTICLE 12  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . .64

Section 12.1  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . .64


                                       EXHIBITS

Exhibit A      -    Form of Assignment of Intercompany Agreements
Exhibit B      -    Form of Assignment of Utility Contract
Exhibit C      -    Form of Borrower's Pledge Agreement
Exhibit D      -    Omitted
Exhibit E      -    Form of Certificate of Financial Condition
Exhibit F      -    Form of Note
Exhibit G      -    Form of Performance Certificate
Exhibit H      -    Form of Request for Advance
Exhibit I      -    Form of Security Agreement
Exhibit J      -    Form of Subordination Agreement
Exhibit K      -    Form of Subsidiary Guaranty
Exhibit L      -    Form of Subsidiary Pledge Agreement
Exhibit M-1    -    Form of Guarantying Subsidiary Security Agreement
Exhibit M-2    -    Form of Non-Guarantying Subsidiary Security Agreement
Exhibit N      -    Form of Use of Proceeds Letter
Exhibit O      -    Form of Borrower's Loan Certificate
Exhibit P      -    Form of Subsidiary Loan Certificate
Exhibit Q      -    Form of Legal Opinion of General Counsel to Borrower
Exhibit R      -    Form of Legal Opinion of FCC Counsel to Borrower
Exhibit S      -    Form of Assignment and Assumption Agreement


                                      SCHEDULES

Schedule 1     -    Allocation of Commitment among the Lenders, Commitment
                    Ratios, and Lenders' Addresses for Notice
Schedule 2     -    FCC Licenses, IOAs
Schedule 3     -    Subsidiaries and Investments of the Borrower
Schedule 4     -    Owned and Material Leased Real Property
Schedule 5     -    Litigation
Schedule 6     -    Agreements with Affiliates
Schedule 7     -    Indebtedness for Money Borrowed of the Borrower and its
                    Subsidiaries

                                    LOAN AGREEMENT
                                     by and among
                  CELLNET DATA SERVICES (SL), INC., as Borrower;
             TORONTO DOMINION (TEXAS), INC., as Administrative Agent;
        TD SECURITIES (USA), INC., as Lead Arranger and Syndication Agent;
                                THE BANK OF NEW YORK
                                    as Co-Agent,
                                        and
                      THE FINANCIAL INSTITUTIONS WHOSE NAMES
            APPEAR AS LENDERS ON THE SIGNATURE PAGES HEREOF, as Lenders.

       For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows as of the 23rd day of November, 1998:

                                      ARTICLE 1

                                     DEFINITIONS

       For the purposes of this Agreement:

       "ACQUISITION" shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its Subsidiaries of any other Person, which Person shall then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP, or (ii) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial amount of the assets of any other Person. For purposes of the preceding sentence, an amount of assets shall be deemed to be "substantial" if such assets have a fair market value in excess of $1,000,000; provided, however, that the purchase of equipment and other goods and services in the ordinary course of business shall not be deemed to be "ACQUISITIONS."

       "ACTIVE METER" shall mean an Installed Meter which is currently operational.

       "ADDITIONAL FACILITY INDEBTEDNESS" shall mean additional Indebtedness for Money Borrowed (as to which no commitment has been issued by any Lender as of the Agreement Date) in a principal amount not to exceed $25,000,000, incurred by the Borrower in accordance with Section 2.1(b) of this Agreement.

       "ADMINISTRATIVE AGENT" shall mean Toronto Dominion (Texas), Inc., as Administrative Agent for the Lenders, together with any successor Administrative Agent appointed pursuant to Section 9.13 hereunder.

       "ADMINISTRATIVE AGENT'S OFFICE" shall mean the office of Toronto
Dominion (Texas), Inc., as Administrative Agent hereunder, located at 909 Fannin Street, Suite 1700, Houston, Texas 77010, or such other office as may be designated pursuant to the provisions of Section 11.1 of this Agreement.

       "ADVANCE" shall mean the aggregate amount advanced by the Lenders to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing.

       "AFFILIATE" shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, "control" when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than ten percent (10%) of the voting securities or voting equity of such Person, or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless otherwise specified, "Affiliate" shall mean an Affiliate of the Borrower.

       "AGREEMENT" shall mean this Loan Agreement.

       "AGREEMENT DATE" shall mean November 23, 1998.

       "ANNUALIZED OPERATING CASH FLOW" shall mean, as of any calculation date, the product of (i) Operating Cash Flow for the most recently completed fiscal quarter for which financial statements are available, multiplied by (ii) four
(4).

       "APPLICABLE LAW" shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

       "APPLICABLE MARGIN" shall mean the interest rate margin applicable to Advances hereunder as determined in accordance with Section 2.3(f) hereof.

       "ASSIGNMENT OF INTERCOMPANY AGREEMENTS" shall mean the Assignment of Intercompany Agreements between the Borrower and the Administrative Agent, pursuant to which the Borrower collaterally assigns its interests in the Intercompany Agreements to the Administrative Agent to secure the Obligations. Such agreement shall be substantially in the form of EXHIBIT A attached hereto.

       "ASSIGNMENT OF UTILITY CONTRACT" shall mean the Assignment of Utility Contract by Borrower between the Borrower and the Administrative Agent, pursuant to which the Borrower collaterally assigns its interests in the Utility Contract to the Administrative Agent to secure the Obligations. Such agreement shall be substantially in the form of EXHIBIT B attached hereto.

       "AUTHORIZED SIGNATORY" shall mean such senior officers and directors of the Borrower as may be duly authorized and designated in writing by the Borrower to execute documents, agreements and instruments on behalf of the Borrower.

       "BASE RATE" shall mean, at any time, the higher of (a) the rate of interest adopted by the Administrative Agent as the reference rate for the determination of interest rates for loans of varying maturities in Dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by The Toronto-Dominion Bank, New York Branch as its "base rate" or "prime rate," or (b) the Federal Funds Rate plus one-half of one percent (1/2%). The Base Rate is not necessarily the lowest rate of interest charged to borrowers of the Administrative Agent or its Affiliates.

       "BASE RATE ADVANCE" shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is reborrowed as a Base Rate Advance, and which bears interest at the Base Rate Basis, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000 and in an integral multiple of $250,000.

       "BASE RATE BASIS" shall mean a simple interest rate equal to the sum of
(i) the Base Rate and (ii) the Applicable Margin. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change and shall also be changed to reflect adjustments in the Applicable Margin.

       "BORROWER" shall mean CellNet Data Services (SL), Inc., a Delaware corporation.

       "BORROWER'S PLEDGE AGREEMENT" shall mean that certain Borrower's Pledge Agreement of even date between the Borrower and the Administrative Agent, substantially in the form of EXHIBIT C attached hereto, as amended, supplemented or otherwise modified from time to time, pursuant to which the Borrower shall pledge to the Administrative Agent any stock owned by it.

       "BUSINESS DAY" shall mean a day on which banks and foreign exchange markets are open for the transaction of business required for this Agreement in London, Houston, and New York, as relevant to the determination to be made or the action to be taken.

       "CALIFORNIA INVESTMENT" shall mean the Borrower's Investment into CellNet California, which is evidenced by the Intercompany Agreements, for the development and construction of a wireless data services system in California, which Investment shall not exceed $15,000,000.

       "CAPITAL EXPENDITURES" shall mean, in respect of any Person, expenditures for the purchase of capital assets which are properly capitalized in accordance with GAAP.

       "CAPITALIZED LEASE OBLIGATION" shall mean that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

       "CASH INTEREST EXPENSE" shall mean, for any period, for the Borrower and its Subsidiaries, on a consolidated basis, cash interest paid or accrued in respect of Total Debt, together with fees paid or payable during such period and associated therewith, all as determined in accordance with GAAP and shall also include the interest component of payments for such period in respect of Capitalized Lease Obligations.

       "CELLNET" shall mean CellNet Data Systems, Inc., a Delaware corporation.

       "CELLNET CALIFORNIA" shall mean Cell Net Data Services (CA) Inc., a Delaware corporation.

       "CELLNET SUBORDINATED DEBT" shall mean unsecured, subordinated debt issued by the Borrower in favor of CellNet having a maturity date not earlier than December 31, 2008 and having subordination provisions reviewed by and approved by the Majority Lenders, which are contained in the Subordination Agreement, and which provisions, among other things, (a) shall not include any cross-default with respect to a Default or an Event of Default under this Agreement, and (b) shall include, without limitation, (i) a prohibition on interest or fee payments, scheduled amortization or voluntary prepayments prior to repayment, in full, of all Obligations hereunder, except to the extent specifically permitted in this Agreement, (ii) a prohibition on the exercise of any remedies prior to repayment, in full, of all Obligations hereunder, and
(iii) a requirement that the Administrative Agent have all voting rights otherwise exercisable by CellNet during any bankruptcy proceedings.

       "CERTIFICATE OF FINANCIAL CONDITION" shall mean a certificate, substantially in the form of EXHIBIT E attached hereto, signed by the chief financial officer of the Borrower, together with any schedules, exhibits or annexes appended thereto.

       "CO-AGENT" shall mean The Bank of New York.

       "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

       "COLLATERAL" shall mean any property of any kind provided as collateral for the Obligations under any of the Security Documents.

       "COMMITMENT" shall mean the several obligations of the Lenders to advance the sum of up to $60,000,000 to the Borrower on or after the Agreement Date, in accordance with their respective Commitment Ratios, as provided under the terms and conditions of this Agreement and as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

       "COMMITMENT RATIOS" shall mean the percentages in which the Lenders are severally bound to make Advances to the Borrower under the Commitment, which are set forth (together with dollar amounts) on SCHEDULE 1 attached hereto as of the Agreement Date.

       "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as amended and as the same may be in effect from time to time.

       "DEBT SERVICE" shall mean, for any period, the amount of Cash Interest Expense, together with scheduled principal repayments (excluding any repayments made or required to be made in accordance with Section 2.8 hereof) in respect of Indebtedness for Money Borrowed, of the Borrower and its Subsidiaries on a consolidated basis. For purposes of this definition, "principal" shall include the principal component of payments for such period in respect of Capitalized Lease Obligations.

       "DEFAULT" shall mean any Event of Default, and any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

       "DEFAULT RATE" shall mean a simple per annum interest rate equal to, (a) with respect to the outstanding principal, the sum of the otherwise applicable Interest Rate Basis plus two percent (2%), and (b) with respect to all other Obligations, the Base Rate Basis plus two percent (2%).

       "DOLLARS" or "$" shall mean the basic unit of the lawful currency of the United States of America.

       "ENVIRONMENTAL LAWS" shall mean, with respect to any Person, all applicable federal, state and local laws, statutes, rules, regulations and ordinances, codes, common law, consent agreements to which such Person is a party or by which it is bound, orders, decrees, judgments and injunctions issued, promulgated, approved or entered thereunder affecting such Person or its property and relating to public health, safety or the pollution or protection of the environment, including, without limitation, those relating to releases, discharges, emissions, spills, leaching, or disposals to, on, or in air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

       "ERISA AFFILIATE" shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that is a member of any group of organizations (within the meaning of Code Sections 414(b), 414(c), 414(m), or 414(o)) of which the Borrower is a member.

       "EURODOLLAR ADVANCE" shall mean an Advance which the Borrower requests to be made as a Eurodollar Advance or which is reborrowed as a Eurodollar Advance, and which bears interest at the Eurodollar Basis, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $2,500,000 and in an integral multiple of $500,000.

       "EURODOLLAR BASIS" shall mean a simple per annum interest rate equal to the sum of (a) the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin. The Eurodollar Basis shall apply to Interest Periods of one (1), two
(2), three (3), and six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage and the Applicable Margin pursuant to
Section 2.3(f) hereof.

       "EURODOLLAR RATE" shall mean, for any Interest Period, the interest rate per annum (rounded upward to the nearest one-sixteenth of one percent (1/16%)) which appears on Telerate Page 3750 as of 11:00 a.m. (London time), or, if unavailable, any generally accepted successor rate selected by the Administrative Agent, two (2) Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the Eurodollar Advance sought by the Borrower.

       "EURODOLLAR RESERVE PERCENTAGE" shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

       "EVENT OF DEFAULT" shall mean any of the events specified in Section 8.1, provided that any requirement for notice or lapse of time or both has been satisfied.

       "EXCESS CASH FLOW" shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, as of the end of any period of four consecutive fiscal quarters of the Borrower and based on the financial statements required to be provided under Section 6.2 hereof, the remainder of
(a) Operating Cash Flow for such fiscal period minus (b) the sum of the following items for such fiscal period: (i) Capital Expenditures; (ii) cash income taxes paid; (iii) Debt Service; and (iv) permanent prepayments of the Loans (accompanied by permanent reduction of the Commitment) pursuant to
Section 2.6 hereunder.

       "EXCESS CASH FLOW COMMENCEMENT DATE" shall mean the last day of the fourth fiscal quarter ending after the Implementation Phase.

       "FCC" shall mean the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

       "FEDERAL FUNDS RATE" shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent or its Affiliate from three (3) federal funds brokers of recognized standing selected by the Administrative Agent or its Affiliate.

       "FEE LETTERs" shall mean those certain agreements dated as of the Agreement Date setting forth the applicable fees to be paid by the Borrower to the other parties to this Agreement in connection with the Loans and Commitment created hereunder.

       "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

       "GUARANTY" or "GUARANTEED," as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations with respect to drawn or undrawn letters of credit.

       "GUARANTYING SUBSIDIARY" means any Subsidiary of the Borrower which may issue guaranties of the Obligations hereunder without conflicting with the terms of the Indenture.

       "GUARANTYING SUBSIDIARY SECURITY AGREEMENT" shall mean that certain Guarantying Subsidiary Security Agreement of even date, between each of the Borrower's Guarantying Subsidiaries, on the one hand, and the Administrative Agent, on the other hand, substantially in the form of EXHIBIT M-1 attached hereto, and shall include any supplement thereto executed by any such new Guarantying Subsidiary.

       "HAZARDOUS MATERIALS" shall mean any and all hazardous or toxic substances, materials, or wastes, as defined or listed in Environmental Laws.

       "IMPLEMENTATION PHASE" shall mean the period during which the Borrower and CellNet are engaged in the design and construction of a wireless data transmission system for Union Electric, which period shall be deemed to end for purposes of this Agreement on December 31, 1999.

       "INDEBTEDNESS" shall mean, with respect to any Person, and without duplication, (a) all Indebtedness for Money Borrowed and all other items, except items of partners' equity or capital stock or surplus or general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, including, without limitation, secured non-recourse obligations of such Person, valued at the lesser of the fair market value of the property subject to the secured obligation or the amount of the Indebtedness so secured,
(b) all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the lower of (i) the face amount of such obligations or (ii) the higher of the fair market value or the book value of the property or asset subject to such Lien if the obligation secured thereby shall not have been assumed, (c) all obligations of such Person with respect to leases constituting part of a sale and lease-back arrangement, and (d) all reimbursement obligations with respect to drawn or undrawn letters of credit; provided, however, "Indebtedness" shall not include obligations of the Borrower or any Subsidiary to the Borrower or any other Subsidiary.

       "INDEBTEDNESS FOR MONEY BORROWED" shall mean, with respect to any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid, all Capitalized Lease Obligations, all reimbursement obligations with respect to drawn or undrawn letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, and, without duplication, Guaranties of any of the foregoing, valued at the lesser of the face amount of the Guaranty or the principal amount of the Indebtedness guaranteed. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness for Money Borrowed.

       "INDEMNITEE" shall have the meaning ascribed to it in Section 5.11 hereof.

       "INDENTURE" means the Indenture dated as of June 15, 1995, as supplemented through the date of this Agreement and as further supplemented from time to time, by and between CellNet and The Bank of New York, as trustee, provided such supplements are no more restrictive upon the Guarantying Subsidiaries than the Indenture in effect on the Agreement Date.

       "INSTALLED METER" shall mean any device for measuring and recording the quantity or rate of flow of electricity or gas which has been installed by the Borrower pursuant to the terms and conditions of the Utility Contract.

       "INTERCOMPANY AGREEMENTS" shall mean all notes, loan agreements, security agreements and other collateral documents by and between the Borrower and CellNet California relating to and securing the California Investment, and all other documents, instruments and agreements executed or delivered in connection therewith.

       "INTEREST HEDGE AGREEMENTS" shall mean any interest rate swap, cap, collar, floor, caption or option agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Borrower, on the one hand, and any one or more of the Lenders, or any other Person (other than an Affiliate of the Borrower), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

       "INTEREST PERIOD" shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made and ending on the last Business Day of the calendar quarter in which such Advance is made, provided, however, that if a Base Rate Advance is made on the last day of any calendar quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following calendar quarter, and (b) in connection with any Eurodollar Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to Eurodollar Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) no Interest Period shall extend beyond the Maturity Date or such earlier date as would interfere with the

Borrower's repayment obligations hereunder. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

       "INTEREST RATE BASIS" shall mean the Base Rate Basis or the Eurodollar Basis as appropriate.

       "INVESTMENT" shall mean, with respect to any Person, any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the capital stock, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any capital stock, limited partnership interest, general partnership interest, or other securities of any such other Person, other than an Acquisition. "INVESTMENT" shall also include the total cost of any future commitment or other obligation binding on any Person to make an Investment or any subsequent Investment.

       "IOA" shall mean any Interim Operations Authorization issued to the Borrower or any of its Subsidiaries by the FCC, listed as of the Agreement Date on SCHEDULE 2 hereto.

       "LENDERS" shall mean the financial institutions whose names appear as "Lenders" on the signature pages hereof and any other Person which becomes a "Lender" hereunder after the Agreement Date; and "Lender" shall mean any one of the foregoing Lenders.

       "LEVERAGE RATIO" shall mean, as of any calculation date, the ratio of Total Debt to Annualized Operating Cash Flow.

       "LICENSES" shall mean any radio, cellular, microwave, paging or wireless communications service license, or any other license, authorization, certificate of compliance, franchise, approval or permit, other than any IOA, for the construction or the operation of any System of the Borrower, granted or issued by the FCC and held by the Borrower or any of its Subsidiaries, or by any Person in which the Borrower or any of its Subsidiaries has an Investment, all of which are listed (together with IOAs so designated) as of the Agreement Date on
SCHEDULE 2 hereto. "LICENSES" shall also include the rights, under Applicable Law, of the Borrower to use otherwise unlicensed spectrum as used by the Borrower in the ordinary course of business as of the Agreement Date.

       "LIEN" shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge or other agreement not to pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other similar encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

       "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Security Documents, the Subordination Agreement, the Fee Letters, all Requests for Advance, all Interest Hedge Agreements between the Borrower, on the one hand, and the Administrative Agent and the Lenders, or any of them, on the other hand, and all other instruments and agreements executed or delivered in connection with or contemplated by this Agreement.

       "LOANS" shall mean, collectively, the amounts advanced from time to time by the Lenders under this Agreement, not to exceed in aggregate principal amount the amount of the Commitment, and evidenced by the Notes.

       "MAJORITY LENDERS" shall mean (i) at any time that there exists no Default hereunder, Lenders the total of whose Commitment Ratios equals or exceeds fifty-one percent (51%), or (ii) at any time that there exists a Default hereunder, Lenders the total of whose Loans outstanding equals or exceeds fifty-one percent (51%) of the total principal amount of the Loans then outstanding hereunder.

       "MATERIALLY ADVERSE EFFECT" shall mean (i) any material adverse effect upon the business, assets, liabilities, financial condition, results of operations or properties of the Borrower and its Subsidiaries taken as a whole, or (ii) any adverse effect upon the binding nature, validity, or enforceability of this Agreement or the Notes, or upon the rights, benefits or interests of the Lenders in and to the Loans or the rights of the Administrative Agent and the Lenders in the Collateral, or (iii) any material and adverse effect upon the ability of the Borrower and its Subsidiaries taken as a whole to perform the payment obligations or other obligations under this Agreement or any other Loan Document, or upon the value of the Collateral; in any such case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings.

       "MATURITY DATE" shall mean the earlier of (a) December 31, 2007, or (b) such earlier date on which the payment of all outstanding Obligations shall be due (whether by acceleration or otherwise).

       "MORTGAGE" shall mean any mortgage, deed to secure debt, deed of trust, or other instrument encumbering or transferring title (in fee simple or leasehold) to real property, in form and substance satisfactory to the Administrative Agent, by which the Borrower or any Subsidiary grants a mortgage to the Administrative Agent, as agent for the Lenders, or by which any Subsidiary grants a mortgage to the Borrower which the Borrower collaterally assigns to the Administrative Agent, as agent for the Lenders, on Property owned or leased by the Borrower or any Subsidiary to secure repayment of the Obligations.

       "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

       "NECESSARY AUTHORIZATIONS" shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all grants, approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Borrower or any of its Subsidiaries to own, construct, maintain and operate its Systems and to make and hold Investments in other Persons who own, construct, maintain, and operate Systems.

       "NET INCOME" shall mean, for the Borrower and its Subsidiaries on a consolidated basis, for any period, net income determined in accordance with GAAP.

       "NET PROCEEDS" shall mean, with respect to any Permitted Asset Sale, lease, transfer or other disposition of assets by the Borrower or any of its Subsidiaries, the aggregate amount of cash received for such assets (including, without limitation, any payments received for non-competition covenants, consulting or management fees, and any portion of the amount received evidenced by a buyer promissory note or other evidence of Indebtedness), net of reasonable and customary transaction costs properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such sale, lease, transfer or other disposition of assets.

       "NON-GUARANTYING SUBSIDIARY" shall mean any Subsidiary of the Borrower which is not a Guarantying Subsidiary.

       "NON-GUARANTING SUBSIDIARY SECURITY AGREEMENT" shall mean that certain non-Guarantying Subsidiary Security Agreement of even date, between each of the Borrower's Non-Guarantying Subsidiaries, on the one hand, and the Borrower, on the other hand, substantially in the form of

EXHIBIT M-2 attached hereto, and shall include any supplement thereto executed by any such new Non-Guarantying Subsidiary.


       "NOTES" shall mean those certain promissory notes in the aggregate original principal amount of $60,000,000, one issued by the Borrower to each of the Lenders, each one substantially in the form of EXHIBIT F attached hereto, and any extensions, modifications, renewals or replacements of or amendments to any of the foregoing.

       "OBLIGATIONS" shall mean (i) all payment and performance obligations of every kind, nature and description of the Borrower, its Subsidiaries, and any other obligors to the Lenders, the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower, any such Subsidiary, or any such other obligor, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and (ii) the obligation to pay an amount equal to the amount of any and all damage which the Lenders, the Administrative Agent, or any of them, may suffer by reason of a breach by the Borrower, any of its Subsidiaries, or any other obligor, of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

       "OPERATING CASH FLOW" shall mean, for any fiscal quarter, for the Borrower and its Subsidiaries on a consolidated basis, Net Income for such quarter (after eliminating any extraordinary gains and losses, including gains and losses from the sale of assets, and minority interests, and equity in earnings (losses) of non-consolidated entities), plus, to the extent deducted or accrued in determining Net Income, the sum of each of the following for such quarter: (i) depreciation, amortization, and other non-cash charges, (ii) income tax expense, including reserves for deferred items not paid during such quarter, (iii) interest expense, (iv) transaction costs associated with entering into the Loan Documents on the Agreement Date, and (v) transaction costs associated with any Permitted Asset Sale or any Acquisition permitted by Section 7.4(a) or Section 7.6 hereunder; PROVIDED, HOWEVER, for the fiscal quarter ending September 30, 1998, Net Income hereunder shall exclude up to $700,000 of one-time property tax adjustments.

       "PAYMENT DATE" shall mean the last day of any Interest Period.

       "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

       "PERFORMANCE CERTIFICATE" shall mean a certificate of an Authorized Signatory of the Borrower as to its financial performance, in substantially the form attached hereto as EXHIBIT G.

       "PERFORMANCE TESTS" shall mean the financial covenants set forth in
Section 7.8 and 7.9 hereof.

       "PERMITTED ASSET SALE" shall mean the sale by the Borrower or any of its Subsidiaries of its or their assets as and to the extent permitted under Section 7.4(a) hereof.

       "PERMITTED DEBT" shall mean Indebtedness for Money Borrowed permitted to be incurred and to remain outstanding by the Borrower and its Subsidiaries, pursuant to Section 7.1 hereof.

       "PERMITTED INVESTMENTS" shall mean Investments described in and permitted to be made under Section 7.6 hereof.

       "PERMITTED LIENS" shall mean, as applied to any Person:

               (a) Any Lien in favor of the Administrative Agent (for itself and for the ratable benefit of the Lenders) given to secure the Obligations;

               (b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments (to the extent payment in full (subject to a customary deductible) is not covered by insurance maintained with responsible insurance companies), governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person's books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

               (c) Liens of landlords, carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

               (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance;

               (e) Restrictions on the transfer of assets imposed by any of the Licenses as now in effect or by the Communications Act, any state laws, and any rules and regulations thereunder;

               (f) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

               (g) Purchase money security interests, which (i) are perfected automatically by operation of law, only for the period and limited to Liens on assets so purchased (and directly-related assets, including proceeds, replacements and products thereof and accessions and modifications thereto), or
(ii) are permitted pursuant to Section 7.1(d) hereof;

               (h) Liens reflected by Uniform Commercial Code financing statements filed in respect of Capitalized Lease Obligations permitted hereunder and true leases or other precautionary or notice filings securing obligations not otherwise constituting Indebtedness;

               (i) Leases or subleases and licenses granted to others in the ordinary course of business, not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

               (j) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by the Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided, that such Liens are not granted in contemplation of or in connection with the acquisition of such assets by the Borrower and that the Indebtedness secured by such Lien is permitted hereunder;

               (k) Liens consisting of rights of set-off of a customary nature or bankers' liens on amounts on deposit, whether arising by contract or operation of law, incurred in the ordinary course of business; and

               (l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by the Liens of the type described in clauses (a), (g), (j) and (l); provided, that any extension, renewal or replacement Lien shall be limited to the Property or asset encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase.

       "PERSON" shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

       "PLAN" shall mean, with respect to any Person, an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of such Person.

       "PRO FORMA DEBT SERVICE" shall mean projected Debt Service for the Borrower and its Subsidiaries on a consolidated basis with respect to the next succeeding fiscal four-quarter period following the calculation date, and after giving effect to any Interest Hedge Agreements and all Eurodollar Advances. For purposes of this definition, (i) it shall be assumed that the principal amount of Indebtedness for Money Borrowed with respect to which Debt Service is being calculated shall begin at the level outstanding on the calculation date and be adjusted to reflect projected borrowings and repayments as indicated by the Borrower's annual budget required to be delivered pursuant to Section 6.4(e) hereof, and (ii) where interest payments on Indebtedness for Money Borrowed for the fiscal four-quarter period immediately succeeding the calculation date are not fixed by way of Interest Hedge Agreements for the entire period, interest shall be calculated on such Indebtedness for Money Borrowed for periods for which interest payments are not so fixed at the lower of (y) the Base Rate Basis on the calculation date, or (z) the Eurodollar Basis which would be in effect on the calculation date for a Eurodollar Advance having a six-month Interest Period.

       "PROPERTY" shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset owned, leased or operated by Borrower or any Subsidiary (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

       "REMAINING EXCESS CASH FLOW" shall have the meaning set forth in Section 7.7(a) hereof.

       "REPORTABLE EVENT" shall have the meaning set forth in Title IV of ERISA.

       "REQUEST FOR ADVANCE" shall mean a certificate designated as a "Request for Advance," signed by an Authorized Signatory requesting an Advance hereunder, which shall be in substantially the form of EXHIBIT H attached hereto and shall, among other things, (i) specify the date of the Advance, which shall be a Business Day, the amount of the Advance, the type of Advance, and, with respect to a Eurodollar Advance, the Interest Period selected by the Borrower, (ii) state that there shall not exist, on the date of the requested Advance both before and after giving effect thereto, a Default, and (iii) as to an Advance which will increase the principal amount of the Loans then outstanding, specify the use of the proceeds of the Advance being requested.

       "RESTRICTED PAYMENT" shall mean (i) any direct or indirect distribution, dividend or other cash payment by the Borrower or any of its Subsidiaries to any Person (other than to the Borrower or any other Subsidiary of the Borrower) on account of any general or limited partnership interest in, or ownership of any shares of capital stock or other equity securities of, the Borrower or any of its Subsidiaries; (ii) any payment in respect of CellNet Subordinated Debt; or
(iii) any payment by the Borrower or any of its Subsidiaries to a Person other than the Borrower or any of its Subsidiaries under any management or consulting agreement or other similar agreement or arrangement not entered into in the ordinary course of business.

       "RESTRICTED PURCHASE" shall mean any payment by the Borrower or any of its Subsidiaries on account of the purchase, redemption or other acquisition or retirement of any general or limited partnership interest in, or shares of capital stock or other securities of, the Borrower or any of the Borrower's Subsidiaries including, without limitation, any warrants or other rights or options to acquire shares of capital stock or partnership interests of the Borrower or any of the Borrower's Subsidiaries.

       "SECURITY AGREEMENT" shall mean that certain Security Agreement of even date between the Borrower and the Administrative Agent, substantially in the form of EXHIBIT I attached hereto.

       "SECURITY DOCUMENTS" shall mean the Borrower's Pledge Agreement, any Subsidiary Pledge Agreement, the Security Agreement, any Guarantying Subsidiary Security Agreement, any Non-Guarantying Subsidiary Security Agreement, any Subsidiary Guaranty, any Mortgage, the Assignment of Intercompany Agreements, the Assignment of Utility Contract, any other agreement or instrument providing collateral for the Obligations whether now or hereafter in existence, and any filings, instruments, agreements, and documents related thereto or to this Agreement, and providing the Administrative Agent, for itself and for the ratable benefit of the Lenders, with Collateral for the Obligations.

       "SECURITY INTEREST" shall mean all Liens in favor of the Administrative Agent, for itself and for the ratable benefit of the Lenders, created hereunder or under any of the Security Documents to secure the Obligations.

       "SUBORDINATION AGREEMENT" shall mean that certain Subordination
Agreement of even date among the Borrower, CellNet and the Administrative Agent, providing for the subordination of the CellNet Subordinated Debt to the Obligations, in substantially the form of EXHIBIT J attached hereto.

       "SUBSIDIARY" shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which more than fifty percent (50%) of the outstanding partnership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, or (b) any other entity which is directly or indirectly controlled, or capable of being controlled through special or other voting rights, by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. "Subsidiaries" as used herein, unless otherwise indicated, shall mean all Subsidiaries of the Borrower. The Subsidiaries of the Borrower as of the Agreement Date are set forth on
SCHEDULE 3 attached hereto.

       "SUBSIDIARY GUARANTY" shall mean that certain Subsidiary Guaranty of even date between each Guarantying Subsidiary of the Borrower, on the one hand, and the Administrative Agent, on the other hand, substantially in the form of EXHIBIT K attached hereto, and shall include any supplement thereto executed by any such new Guarantying Subsidiary.

       "SUBSIDIARY PLEDGE AGREEMENT" shall mean any Subsidiary Pledge Agreement between any Guarantying Subsidiary of the Borrower having one or more of its own corporate Subsidiaries, on the one hand, and the Administrative Agent, on the other hand, substantially in the form of EXHIBIT L attached hereto, and shall include any supplement thereto executed by any such new Guarantying Subsidiary having one or more of its own corporate Subsidiaries.

       "SYSTEM" shall mean the wireless data transmission systems designed, built and operated by the Borrower.

       "TOTAL DEBT" shall mean, for the Borrower and the Subsidiaries of the Borrower on a consolidated basis, as of any calculation date, and without duplication, the sum of (a) the principal amount of the Loans outstanding, and
(b) the aggregate principal amount of all other Indebtedness for Money Borrowed other than CellNet Subordinated Debt.

       "UNION ELECTRIC" shall mean Union Electric Company, a Missouri corporation, d/b/a AmerenUE.

       "UNION ELECTRIC CONTRACT" shall mean that certain Utility Services Agreement dated as of August 31, 1995, between the Borrower and Union Electric, as same may be amended, supplemented or otherwise modified from time to time.

       "USE OF PROCEEDS LETTER" shall mean that certain Use of Proceeds Letter, substantially in the form of EXHIBIT N attached hereto, delivered to the Administrative Agent and the Lenders on the Agreement Date pursuant to Article 3 hereof.

       "UTILITY CONTRACT" shall mean the Union Electric Contract.

       "YEAR 2000 PROBLEM" shall mean the risk that computer hardware or computer applications used by the Borrower or any of its Subsidiaries (or their suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates on or prior to and any date after December 31, 1999.

    * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

       Each definition of an agreement or instrument in this Article 1 shall include such agreement or instrument as amended from time to time in accordance herewith.


                                      ARTICLE 2

                                        LOANS

       Section 2.1    THE LOANS.

       (a) REDUCING REVOLVING LOANS. The Lenders agree, severally in accordance with their respective Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and re-lend to the Borrower, on and after the Agreement Date, amounts requested by the Borrower which, in the aggregate, do not exceed at any time the amount of the

Commitment. Advances under the Commitment may be repaid and reborrowed as provided in Section 2.2 hereof in order to reborrow Eurodollar Advances for new Interest Periods or to otherwise effect changes in the Interest Rate Bases applicable to the Advances hereunder. Any unpaid principal and interest of the Loans and any other outstanding Obligations shall be due and payable in full on the Maturity Date.

       (b) ADDITIONAL FACILITY INDEBTEDNESS. The Borrower may also borrow up to $25,000,000 in aggregate principal amount of Additional Facility Indebtedness, subject to the following conditions: (i) the Additional Facility Indebtedness shall be acceptable to the Majority Lenders and incurred on terms and conditions no more favorable to the Borrower than the terms and conditions of the Loans and shall have a final maturity no earlier than the Maturity Date;
(ii) each Lender hereunder shall be offered the opportunity (but shall not be obliged) to issue a commitment for its PRO RATA share of such Additional Facility Indebtedness or, in the event that any Lender elects not to participate or to issue a Commitment for less than its PRO RATA share, in an amount increased to reflect the difference; and (iii) the Additional Facility Indebtedness shall constitute Obligations hereunder and shall rank PARI PASSU with the other Obligations.

       Section 2.2    MANNER OF BORROWING AND DISBURSEMENT.

       (a) CHOICE OF INTEREST RATE. Any Advance under the Commitment shall, at the option of the Borrower, be made as a Base Rate Advance or a Eurodollar Advance; provided, however, that at such time as there shall have occurred and be continuing a Default hereunder, the Borrower shall not have the right to borrow or to re-borrow any Eurodollar Advances, and all subsequent Advances shall be made as Base Rate Advances. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Houston time) in order for such Business Day to count toward the minimum number of Business Days required.

       (b)     BASE RATE ADVANCES.

               (i) INITIAL ADVANCES. The Borrower shall give the Administrative Agent in the case of Base Rate Advances at least one (1) Business Day's irrevocable prior written notice in the form of a Request for Advance, or telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower's failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given.

               (ii) PREPAYMENTS AND CONVERSIONS. Upon at least one (1), with respect to item (B) of this sentence, or three (3), with respect to item
       (A) of this sentence, Business Days' irrevocable prior written notice (or telephonic notice followed immediately by written notice) to the Administrative Agent, and subject to the provisions of
       Section 2.2(c)(iii), the Borrower may (A) convert all or a portion of the principal of a Base Rate Advance to one or more Eurodollar Advances, or (B) prepay all or any portion of such Base Rate Advance. On the date indicated by the Borrower, such Base Rate Advance shall be so repaid or, as applicable, converted. Advances prepaid or repaid (and not converted or rolled over at such time) under the Commitment may be reborrowed and will not permanently reduce the Commitment unless otherwise specified in accordance with Section 2.6 hereof.

       (c)     EURODOLLAR ADVANCES.

               (i) INITIAL ADVANCES. The Borrower shall give the Administrative Agent in the case of Eurodollar Advances at least three
       (3) Business Days' irrevocable prior written notice in the form of a Request for Advance, or telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower's failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given. The Administrative Agent shall determine the available Eurodollar Bases and shall notify the Borrower of such Eurodollar Bases. The Borrower shall promptly notify the Administrative Agent by telephone or telecopy, and shall immediately confirm any such telephonic notice in writing, of its selection of a Eurodollar Basis and Interest Period for such Advance; provided, however, that the Borrower's failure to confirm any such telephonic notice in writing shall not invalidate any notice so given.

               (ii) PREPAYMENTS AND CONVERSIONS. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrower shall give the Administrative Agent written notice specifying whether all or a portion of any Eurodollar Advance outstanding on the Payment Date (A) is to be rolled over as another Eurodollar Advance, (B) is to be converted to a Base Rate Advance, or (C) is to be repaid. Eurodollar Advances may be prepaid prior to the applicable Payment Date upon at least three (3) Business Days prior written notice (or telephonic notice followed immediately by written notice) to the Administrative Agent as set forth in Section 2.5 hereof. Upon such Payment Date such Eurodollar Advance will, subject to the provisions hereof, be so rolled over, repaid or, as applicable, converted. Advances prepaid or repaid (and not converted or rolled over at such time) under the Commitment may be reborrowed and will not permanently reduce the Commitment unless otherwise specified in accordance with Section 2.6 hereof.

               (iii) MAXIMUM EURODOLLAR ADVANCES. At no time may the number of outstanding Eurodollar Advances exceed five (5).

       (d) NOTIFICATION OF LENDERS. Upon receipt of a Request for Advance, or a notice from the Borrower with respect to a selection of an Interest Period, or a notice from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of such Lender's portion of the Advance. Each Lender shall, not later than 1:30 p.m. (Houston time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent's Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance which represents an additional borrowing hereunder in immediately available funds.

       (e)     DISBURSEMENT.

               (i) Prior to 3:00 p.m. (Houston time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to it by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower's instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent.

               (ii) Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m. (Houston time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first three (3) days and thereafter at the Federal Funds Rate plus one percent (1%).

               (iii) If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent's demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

               (iv) In the event that, at any time when the Borrower is not in Default and has satisfied all applicable conditions set forth in
       Article 3 hereof, a Lender for any reason fails or refuses to fund its portion of an Advance, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not have the right (A) to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document (other than issues requiring the affirmative vote of all Lenders pursuant to Section 11.12 hereof) and the amount of the Loan or Commitment held by such Lender shall not be counted as outstanding for purposes of determining "Majority Lenders" hereunder, and (B) to receive payments of principal, interest or fees from the Borrower.

       Section 2.3    INTEREST.

       (a) ON BASE RATE ADVANCES. Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date for the period through the date immediately preceding such Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date.

       (b) ON EURODOLLAR ADVANCES. Interest on each Eurodollar Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the Eurodollar Basis for such Advance, in arrears on the applicable Payment Date for the period through the day immediately preceding such Payment Date, and in addition, if the Interest Period for a Eurodollar Advance exceeds three (3) months, interest on such Eurodollar Advance shall also be due and payable in arrears on every three-month anniversary of the beginning of such Interest Period. If a Eurodollar Advance or portion thereof is terminated prior to the expiration of the applicable Interest Period, interest on such Eurodollar Advance or portion thereof shall also be due and payable in arrears on such termination date. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date.

       (c) INTEREST IF NO NOTICE OF SELECTION OF INTEREST RATE BASIS. If the Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason the appropriate Eurodollar Basis for any Advance is not determined, the Base Rate Basis shall apply to such Advance.

       (d) INTEREST UPON DEFAULT. Immediately upon the occurrence of an Event of Default hereunder, the outstanding principal balance of the Loans, together with accrued and unpaid interest and all other unpaid sums, shall bear interest at the Default Rate. Such interest shall be payable on demand and shall accrue until the earlier of (i) cure or waiver in writing of the applicable Event of Default in accordance with Section 11.12 hereof, or (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate.

       (e) COMPUTATION OF INTEREST. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day's interest shall be due.

       (f)     APPLICABLE MARGIN.

               (i) With respect to any Advance under the Commitment outstanding during the Implementation Phase, the Applicable Margin shall be, as of any calculation date, 2.000% with respect to Base Rate Advances and 3.000% with respect to Eurodollar Advances.

               (ii) With respect to any Advance under the Commitment outstanding after the Implementation Phase, the Applicable Margin shall be, as of any calculation date, the interest rate margin determined by the Administrative Agent based upon the Leverage Ratio determined for the most recent fiscal quarter end, effective as of the second Business Day after the financial statements referred to in Section 6.1 hereof are delivered by the Borrower to the Administrative Agent and each Lender for the fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:



-----------------------------------------------------------------------------------------------------------
                                                   Then the Base Rate Advance    And the Eurodollar Advance
If the Leverage Ratio is:                          Applicable Margin is:         Applicable Margin is:
-----------------------------------------------------------------------------------------------------------
Greater than or equal to 7.00                                 1.875%                        2.875%
-----------------------------------------------------------------------------------------------------------
Greater than or equal to 6.00 but less than 7.00              1.750%                        2.750%
-----------------------------------------------------------------------------------------------------------
Greater than or equal to 5.00 but less than 6.00              1.500%                        2.500%
-----------------------------------------------------------------------------------------------------------
Greater than or equal to 4.00 but less than 5.00              1.250%                        2.250%
-----------------------------------------------------------------------------------------------------------
Greater than or equal to 3.00 but less than 4.00              1.000%                        2.000%
-----------------------------------------------------------------------------------------------------------
Less than 3.00                                                0.500%                        1.500%
-----------------------------------------------------------------------------------------------------------


In the event that the Borrower fails to timely provide the financial statements referred to above in accordance with the terms of Section 6.1 hereof or the Performance Certificate referred to in Section 6.3 hereof, and without prejudice to any additional rights under Section 2.3(d) or Section 8.2 hereof, until the second Business Day after such financial statements are delivered, the Applicable Margin shall be 1.50% for Base Rate Advances and 2.50% for Eurodollar Advances.

       Section 2.4  FEES.

       (a) FEES PAYABLE UNDER THE FEE LETTERS. The Borrower agrees to pay to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as their respective interests may appear, such fees as are mutually agreed upon and as are described in the Fee Letters.

       (b) COMMITMENT FEE. In addition to the fees described in Section 2.4(a), the Borrower agrees to pay to the Administrative Agent, for the benefit of each of the Lenders in accordance with their respective Commitment Ratios, a commitment fee on the aggregate unborrowed balance of the Commitment, for each day from the Agreement Date until the Maturity Date, at a rate (i) during the Implementation Phase, of 0.500% per annum, and (ii) after the Implementation Phase, as determined by the Administrative Agent based upon the Leverage Ratio determined for the most recent fiscal quarter end, payable as of the second Business Day after the financial statements referred to in Section 6.1 hereof are delivered by the Borrower to the Administrative Agent and each Lender for the fiscal quarter most recently ended, and equal to (x) in the event the Leverage Ratio shall be greater than or equal to 7.00:1, 0.500% per annum, and
(y) in the event the Leverage Ratio shall be less than 7.00:1, 0.375% per annum. In the event that the Borrower fails to timely provide (A) the financial statements referred to above in accordance with the terms of Section 6.1 hereof or (B) the Performance Certificate referred to in Section 6.3 hereof, and without prejudice to any additional rights under Section 2.3(d) or Section 8.2 hereof, the commitment fee shall be 0.500% per annum until the actual delivery of such statements. Such commitment fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing on December 31, 1998 and on the Maturity Date, shall be fully earned when due, and shall be non-refundable when paid.

       Section 2.5 VOLUNTARY PREPAYMENT. The principal amount of any Base Rate Advance may be prepaid in full or in part at any time upon one (1) Business Days' prior written notice to the Administrative Agent, without penalty or premium; and the principal amount of any Eurodollar Advance may be prepaid without penalty or premium prior to the applicable Payment Date, upon three (3) Business Days' prior written notice to the Administrative Agent, provided that Borrower shall reimburse any Lender for any loss or reasonable out-of-pocket expense incurred by such Lender in connection with such prepayment, as set forth in Section 2.11 hereof. Each notice of prepayment shall be irrevocable. Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender's portion of the prepayment. Prepayments of principal hereunder in respect of Base Rate Advances, shall be in minimum amounts of $1,000,000 and integral multiples of $250,000, and prepayments of principal hereunder in respect of Eurodollar Advances shall be in minimum amounts of $1,000,000 and integral multiples of $500,000. Advances prepaid pursuant to this Section 2.5 may be reborrowed.

       Section 2.6 VOLUNTARY REDUCTION OF THE COMMITMENT. The Borrower shall have the right, on three (3) Business Days' irrevocable notice to the Administrative Agent, to cancel all or a portion of the Commitment, on a pro rata basis among the Lenders, provided that (a) any such cancellation shall be made in a principal amount of not less than $5,000,000, and in an integral multiple of $1,000,000; (b) as of the effective date of such notice, the Commitment shall be permanently reduced to the amount stated in the Borrower's notice for all purposes herein; and (c) on or prior to the effective date of such notice, the Borrower shall pay to the Administrative

Agent for the benefit of the Lenders the amount necessary to reduce the principal amount of the then outstanding Loans to not more than the amount of the Commitment as so reduced, together with the accrued interest on the amount so prepaid and the commitment fee set forth in Section 2.4 accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any loss or reasonable out-of-pocket expense incurred by any of them in connection with such payment, as set forth in Section 2.11. Each such reduction shall permanently reduce the amount of the Commitment and shall reduce the dollar amount of each subsequent scheduled quarterly Commitment reduction under Section 2.7 hereof on a weighted pro rata basis.

       Section 2.7 SCHEDULED REDUCTION OF COMMITMENT. The Commitment shall be permanently reduced commencing on December 31, 2001 and at the end of each calendar quarter thereafter, in quarterly installments, based upon the quarterly commitment reductions as follows:



               Calendar Quarters Ending                            Quarterly Commitment Reduction
               ------------------------                            ------------------------------
               December 31, 2001 through September 30, 2002                $    1,125,000

               December 31, 2002 through September 30, 2003                $    1,500,000

               December 31, 2003 through September 30, 2005                $    2,250,000

               December 31, 2005 through September 30, 2006                $    3,000,000

               December 31, 2006 through September 30, 2007                $    3,750,000

               December 31, 2007                                           $    4,500,000



On the date of each such Commitment reduction, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders the amount necessary to reduce the principal amount of the then outstanding Loans to not more than the amount of the Commitment as so reduced, together with the accrued interest on the amount so prepaid and the commitment fee set forth in Section 2.4 accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Administrative Agent and the Lenders for any loss or reasonable out-of-pocket expense incurred by any of them in connection with such payment, as set forth in Section 2.11.

       Section 2.8 MANDATORY REDUCTION OF COMMITMENT. In addition to the scheduled repayments and Commitment reductions provided for in Section 2.7 hereof, the Commitment shall be reduced and the Borrower shall, if required pursuant to Section 2.8(c) hereof, prepay the Loans, without penalty or premium, as follows:

       (a) EXCESS CASH FLOW. On or prior to the 45th day after the end of each fiscal quarter ending after the Excess Cash Flow Commencement Date, the Commitment shall be reduced by an amount equal to twelve and one-half percent (12 1/2%) of the Excess Cash Flow for the four fiscal quarter period most-recently ended.

       (b)     PERMITTED ASSET SALES.   If the Borrower or any Subsidiary shall,
to the extent permitted hereunder, consummate any Permitted Asset Sale, the Commitment shall be reduced by an amount equal to one hundred percent (100%) of the Net Proceeds received by the Borrower or such Subsidiary, as the case may be, from such Permitted Asset Sale on the date of receipt of the proceeds thereof by the Borrower or such Subsidiary.

       (c) APPLICATION. Mandatory reductions pursuant to this Section 2.8 shall permanently reduce the Commitment, and shall reduce the dollar amount of each subsequent scheduled quarterly Commitment reduction under Section 2.7 hereof. As of the date of each reduction of the Commitment as set forth above, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders the amount, if any, necessary to reduce the principal amount of the Loans then outstanding to not more than the amount of the Commitment as so reduced, together with accrued interest on the amount so prepaid and the commitment fee set forth in Section 2.4 accrued through the date of the reduction with respect to the amount reduced.

       Section 2.9  NOTES; LOAN ACCOUNTS.

       (a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and shall be evidenced by the Notes. One Note shall be payable to the order of each Lender. The Notes shall be issued by the Borrower to the Lenders and shall be duly executed and delivered by one or more Authorized Signatories.

       (b) Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to such Lender's portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made and accrued interest thereon and shall credit such loan account for each payment on account of principal of or interest on its Loan. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of the Loans and accrued interest thereon, absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower's repayment obligations with respect to the Loans.

       Section 2.10  MANNER OF PAYMENT.

       (a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lenders, the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 2:00 p.m. (Houston time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office, for the account of the Lenders, or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 2:00 p.m. (Houston time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment hereunder at or prior to 2:00 p.m. (Houston time) on any Business Day shall be deemed to constitute receipt on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter (and, if such amount is received before 2:00 p.m. (Houston time), on the same day) distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

       (b) The Borrower agrees to pay principal, interest, fees and all other Obligations due hereunder, under the Fee Letters, under the Notes, or under the other Loan Documents without set-off or counterclaim or any deduction whatsoever.

       (c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lenders where applicable: (i) to the payment on a pro rata basis of any fees or expenses then due and payable to the Administrative Agent, the Lenders, or any of them; (ii) to the payment of interest then due and payable on the Loans; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.10(c) then due and payable to the Administrative Agent or the Lenders, or any of them, hereunder or under the Notes; and (iv) to the payment of principal then due and payable on the Notes.

       (d) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

       Section 2.11  REIMBURSEMENT.

       (a) Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses, as described in Section 2.11(b), in connection with
(i) failure by the Borrower to borrow any Eurodollar Advance after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of the Borrower's election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (ii) prepayment of any Eurodollar Advance in whole or in part for any reason (except for reasons contemplated by Section 10.2 hereof which are applicable only to a single Lender), the Borrower agrees to pay to such Lender, upon demand, an amount sufficient to compensate such Lender for all such losses and reasonable out-of-pocket expenses. Such Lender's good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct.

       (b) Losses and out-of-pocket expenses subject to reimbursement hereunder shall be (i) any loss incurred by any Lender in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (A) the interest or other cost to such Lender of the deposit or other source of funding used to make any such Eurodollar Advance for the remainder of its Interest Period, over
(B) the interest earned (or to be earned) by such Lender upon the re-lending or other redeployment of the amount of such Eurodollar Advance for the remainder of its putative Interest Period, and (ii) any other expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be.

       Section 2.12  PRO RATA TREATMENT.

       (a) ADVANCES. Each Advance from the Lenders shall be made pro rata on the basis of the respective Commitment Ratios of the Lenders.

       (b) PAYMENTS. Except as provided in Section 2.2(e)(iv), Section 2.10(c), Section 8.3, or Article 10 hereof, each payment and prepayment of principal of the Loans, and each payment of interest on the Loans, shall be made to the Administrative Agent by the Borrower, and shall be distributed by the Administrative Agent to the Lenders, on a pro rata basis in respect of their respective unpaid principal amounts outstanding immediately prior to such payment or prepayment. If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its ratable share of the Loans under its Commitment Ratio, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 2.12(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

       Section 2.13 CAPITAL ADEQUACY. If, after the date hereof, the adoption of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Agreement Date) or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any directive issued or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender's capital as a consequence of its obligations hereunder with respect to the Loans and the Commitment to a level below that which it could have achieved but for such adoption, change or compliance taking into consideration such Lender's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender's capital was fully utilized prior to such adoption, change or compliance by an amount reasonably deemed by such Lender to be material, then such Lender shall promptly notify the Borrower of such adoption, compliance, or change.
Upon demand by such Lender made within one hundred eighty (180) days of such adoption, compliance or change, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender for such reduced return, together with interest on such amount from the date of demand until payment in full thereof at the Default Rate. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct.

       Section 2.14 LENDER TAX FORMS. On or prior to the first Payment Date hereunder and on or prior to the first Business Day of each calendar year thereafter, each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof shall provide each of the Administrative Agent and the Borrower with two (2) properly executed originals of Form 4224 or Form 1001 (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, and properly executed Internal Revenue Service Form W-8 or Form W-9, as the case may be, certifying (a) as to such Lender's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes or (b) that all payments to be made to such Lender hereunder and under the Notes are subject to such taxes at a rate reduced to zero by an applicable tax treaty. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower.

       Section 2.15 REPLACEMENT LENDER. If the Borrower becomes obligated to pay additional amounts pursuant to any of Section 10.3, 2.13 or Section 2.14 to any Lender, the Borrower may designate a financial institution reasonably acceptable to the Administrative Agent to replace such Lender by purchasing for cash and receiving an assignment of such Lender's pro rata share of the Commitments and the rights of such Lender under the Loan Documents without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding amounts owed to such Lender.

                                      ARTICLE 3

                                 CONDITIONS PRECEDENT

       Section 3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of the Lenders to undertake the Commitment and to make the initial Advance hereunder is subject to the prior fulfillment of each of the following conditions:

       (a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent and its counsel:

               (i) The loan certificate of the Borrower, in substantially the form attached hereto as EXHIBIT O, including a certificate of incumbency with respect to each Authorized Signatory, together with appropriate attachments which shall include, without limitation, the following items: (A) a copy of the certificate of incorporation of the Borrower, certified to be true, complete and correct by the Secretary of State of Delaware, (B) a copy of the by-laws of the Borrower as in effect on the Agreement Date, (C) certificates of good standing for the Borrower issued by the Secretary of State or similar state official for the States of Delaware, Missouri, California and Illinois, and for each other state in which the Borrower is required to qualify or has qualified to do business, (D) a true, complete and correct copy of the authorizing resolutions of the Borrower, authorizing it to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, and (E) a true, complete and correct copy of any agreement in effect with respect to the voting rights, ownership interests, or management of the Borrower;

               (ii)    Duly executed Subordination Agreement;

               (iii) Duly executed Note to the order of each Lender in the amount of such Lender's pro rata share of the Commitment;

               (iv) Duly executed Borrower's Pledge Agreement, together with any appropriate stock certificates and undated stock powers executed in blank;

               (v)     Duly executed Security Agreement;

               (vi) Lien search results with respect to the Borrower and each Subsidiary from all appropriate jurisdictions and filing offices;

               (vii) Original UCC-1 financing statements, signed by the Borrower as debtor and naming the Administrative Agent as secured party to be filed in all appropriate jurisdictions;

               (viii) A loan certificate from each Subsidiary of the Borrower, in substantially the form attached hereto as EXHIBIT P, including a certificate of incumbency with respect to each officer authorized to execute Loan Documents on behalf of such Subsidiary, together with appropriate attachments which shall include, without limitation, the following items: (A) a copy of the certificate or articles of incorporation of such Subsidiary, certified to be true, complete and correct by the Secretary of State from the jurisdiction of incorporation of such Subsidiary, (B) certificates of good standing for such Subsidiary issued by the Secretary of State or similar state official for each state in which such Subsidiary is incorporated or required to qualify to do business, (C) a true, complete and correct copy of the By-Laws of such Subsidiary, and (D) a true, complete and correct copy of the resolutions of such Subsidiary authorizing it to execute, deliver and perform the Loan Documents to which it is a party;

               (ix) A duly executed Subsidiary Security Agreement, executed and delivered by each Guarantying Subsidiary of the Borrower;

               (x) Original UCC-1 financing statements, signed by each Guarantying Subsidiary, respectively, as debtor, and naming the Administrative Agent as secured party to be filed in all appropriate jurisdictions;

               (xi) A duly executed Subsidiary Guaranty executed and delivered by each Guarantying Subsidiary of the Borrower;

               (xii) A duly executed Subsidiary Pledge Agreement from any Guarantying Subsidiary of the Borrower which has one or more corporate Subsidiaries, together with appropriate stock certificates and undated stock powers executed in blank;

               (xiii) A duly executed Assignment of Intercompany Agreements from the Borrower with respect to its rights under the Intercompany Agreements properly acknowledged and agreed to by CellNet California, and together with appropriate UCC-l financing statement forms and other appropriate forms of perfection;

               (xiv) A duly executed Assignment of Utility Contract from the Borrower with respect to its rights under the Utility Contract properly acknowledged and agreed to by Union Electric, and together with appropriate UCC-l financing statement forms and other appropriate forms of perfection;

               (xv) A certificate executed by the Borrower and Union Electric in form and substance satisfactory to the Administrative Agent certifying that the Borrower is not in default under the Union Electric Contract in any material respect and attaching a true, correct and complete copy of the Union Electric Contract;

               (xvi) Proof of payment of all title insurance premiums, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Loan Documents or the issuance of the title insurance commitments referred to above (whether due on the Agreement Date or in the future) including such sums, if any, due in connection with any future Advances;

               (xvii) Copies of any existing environmental reviews and audits with respect to Property owned by the Borrower and other information pertaining to actual or potential environmental claims as Administrative Agent may require;

               (xviii) Copies of insurance binders or certificates covering the assets of the Borrower and its Subsidiaries, naming the Administrative Agent as additional insured or named loss payee, as applicable, and otherwise meeting the requirements of Section 5.5 hereof;

               (xix) Legal opinions of (A) Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Borrower and the Subsidiaries, regarding, among other things, the absence of conflict between the Loan Documents CellNet's high-yield debt documents and instruments including the Indenture, and (B) Wikinson, Barker, Knauer & Quinn, LLP, FCC counsel to the Borrower and the Subsidiaries, in each case addressed to each Lender and the Administrative Agent, and dated as of the Agreement Date, in substantially the forms attached hereto as EXHIBITS Q AND R, respectively;

               (xx) Duly executed Request for Advance for the initial Advance of the Loans, which Request for Advance shall include calculations demonstrating, as of the Agreement Date, and after giving effect to the funding of the initial Advance hereunder and other payments being made and effected as of the Agreement Date, the Borrower's pro forma compliance with Sections 7.10, 7.11, 7.12 and 7.13 hereof;

               (xxi)   Duly executed Use of Proceeds Letter;

               (xxii) Duly executed Certificate of Financial Condition for the Borrower and its Subsidiaries on a consolidated basis, given by the chief financial officer of the Borrower which shall include a certification that no event has occurred which could have a Materially Adverse Effect since June 30, 1998;

               (xxiii) Audited financial statements of the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 1997, and an unaudited balance sheet and income statement of the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter ended June 30, 1998, demonstrating that CellNet has made an equity investment in the Borrower in an amount not less than $62,500,000;

               (xxiv) Copies of any pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the satisfaction in full of all pre-existing Indebtedness for Money Borrowed (except for Permitted Debt and CellNet Subordinated Debt) of the Borrower and its Subsidiaries, and the termination of any Liens (other than Permitted Liens) on the assets of the Borrower or any of its Subsidiaries including Liens securing the Indebtedness for Money Borrowed being refinanced by the initial Advance;

               (xxv) Comfort Letter from CellNet, in form and substance satisfactory to the Lenders;

               (xxvi) Operating and financial projections of the Borrower indicating future compliance with all applicable covenants during the term of this Agreement; and

               (xxvii) All such other documents as either the Administrative Agent or any Lender may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

       (b) The Administrative Agent shall have received evidence satisfactory to it that the Borrower has obtained all technically compatible FCC spectrum allocations necessary to operate a wireless data transmission system for Union Electric and that all Necessary Authorizations, including all necessary consents to the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party and by the Subsidiaries of the Loan Documents to which they are parties, have been obtained or made, are in full force and effect and are not subject to any pending or, threatened reversal or cancellation prior to its stated termination date, and the Administrative Agent shall have received a certificate of an Authorized Signatory so stating.

       (c) The Administrative Agent shall be satisfied with all terms and conditions, including any subordination provisions, of all Indebtedness of CellNet and all pre-existing Indebtedness (including Permitted Debt and CellNet Subordinated Debt) of the Borrower.

       (d) The Lenders, the Administrative Agent, and Paul, Hastings, Janofsky & Walker LLP, special counsel to the Administrative Agent, shall receive payment of all reasonable fees and expenses due and payable on the Agreement Date in respect of the transactions contemplated hereby.

       Section 3.2 CONDITIONS PRECEDENT TO EACH ADVANCE. The obligation of the Lenders to make each Advance (including the initial Advance hereunder) is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

       (a) All of the representations and warranties of the Borrower and the Subsidiaries under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Borrower's Subsidiaries), which, pursuant to Section 4.2 hereof, are made at and as of the time of such Advance, shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of such Advance;

       (b) The incumbency of persons authorized by the Borrower to sign documents shall be as stated in the certificate of incumbency delivered pursuant to Section 3.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and each of the Lenders;

       (c) There shall not exist, on the date of the making of the Advance and after giving effect to the proceeds of the Advance, a Default or an Event of Default hereunder, and the Administrative Agent shall have received a Request for Advance signed by an Authorized Signatory so certifying;

       (d) With respect to any Advance relating to any Acquisition, Investment or the formation of any Subsidiary which is permitted hereunder, the Administrative Agent and the Lenders shall have received such documents and instruments relating to such Acquisition, Investment, or formation of a new Subsidiary as are described in Section 5.13 hereof or otherwise required herein;

       (e) The Administrative Agent shall have received a duly executed Request for Advance which shall include calculations demonstrating compliance with Sections 7.10, 7.11, 7.12 and 7.13 hereof and certification that since the last day of the fiscal quarter of the Borrower most recently ended, no event has occurred which could have a Materially Adverse Effect;

       (f) The Administrative Agent shall have received financial statements of the Borrower demonstrating compliance with Sections 7.8 and 7.9 for the immediately preceding fiscal quarter; and

       (g) The Administrative Agent and each of the Lenders shall have received all such other certificates, reports, statements, opinions of counsel or other documents as it may reasonably request.

The Borrower hereby agrees that the delivery of any Request for Advance hereunder shall be deemed to be the certification of the Authorized Signatory of the Borrower as to the matters set forth in this Section 3.2.


                                      ARTICLE 4

                            REPRESENTATIONS AND WARRANTIES

       Section 4.1 REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants, for itself and, as applicable, on behalf of its Subsidiaries, and for so long as any of the Obligations is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), in favor of the Administrative Agent and each Lender, that:

       (a)     ORGANIZATION; OWNERSHIP; POWER; QUALIFICATION.

               (i) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Borrower has the corporate power and authority to own or lease and use its properties and to carry on its business as now being and hereafter proposed to be conducted. The Borrower is duly qualified and in good standing and authorized to do business in Missouri, California and Illinois, and each other jurisdiction in which the conduct of its business or the ownership or lease of its assets makes such qualification necessary or prudent.

               (ii) Each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power and authority to own or lease and use its properties and to carry on its business as now being and hereafter proposed to be conducted. Each of the Borrower's Subsidiaries is duly qualified, in good standing and authorized to do business in each jurisdiction in which the conduct of its business or the ownership or lease of its assets makes such qualification or authorization necessary or prudent.

       (b) AUTHORIZATION; ENFORCEABILITY. The Borrower has the corporate power and has taken all necessary action to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents which is a contract or an instrument to which the Borrower is party is, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) certain equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower), and (iii) enforcement may be limited by local rules and regulations or by FCC rules and regulations, as the case may be.

       (c) SUBSIDIARIES; INVESTMENTS; AUTHORIZATION; ENFORCEABILITY. The Borrower's Subsidiaries and Investments and its direct and indirect ownership thereof are set forth as of the Agreement Date on SCHEDULE 3 attached hereto, and the Borrower has the unrestricted right to vote the issued and outstanding shares of the Subsidiaries shown thereon; such shares of the Subsidiaries have been duly authorized and issued and are fully paid and nonassessable. Each Subsidiary of the Borrower has the corporate power and authority, and has taken all necessary corporate action to authorize it to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions applicable to such Subsidiary which are contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which any Subsidiary of the Borrower is party is a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) certain equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the applicable Subsidiary), and (iii) enforcement may be limited by local rules and regulations or by FCC rules and regulations, as the case may be.

       (d) COMPLIANCE WITH OTHER LOAN DOCUMENTS AND CONTEMPLATED TRANSACTIONS. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and the Notes, and by the Borrower and its Subsidiaries of each of the other Loan Documents to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Borrower or any Subsidiary of the Borrower, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws, as such documents are amended, of the Borrower or of any Subsidiary of the Borrower, or under any material indenture, agreement, or other instrument, to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound, (iv) conflict with, result in a breach of, or constitute a default or violation of, the terms and conditions of any of the material

Licenses, (v) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries, except for Permitted Liens, or (vi) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws, as such documents are amended, of CellNet or any other parent company of the Borrower, or under any material indenture, agreement, or other instrument, to which CellNet or any other parent company of the Borrower is a party or by which any of them or their respective properties may be bound.

       (e) BUSINESS. The Borrower and its Subsidiaries are engaged in the business of owning, designing, developing, manufacturing, installing, servicing, managing, marketing, upgrading, operating, and investing in Systems, or otherwise providing wireless data services and in related or complementary business activities. The Utility Contract is the legal, valid and binding obligation of the parties thereto enforceable against each of them in accordance with their terms.

       (f) LICENSES. The Licenses and all IOAs have been duly authorized by the grantors thereof and are in full force and effect. The Borrower and its Subsidiaries are in compliance in all material respects with all of the provisions thereof. The Borrower and its Subsidiaries have secured all material Necessary Authorizations and all such material Necessary Authorizations are in full force and effect. Neither any material License nor any material Necessary Authorization is the subject of any pending or, to the best of the Borrower's knowledge, threatened revocation by the Public Safety and Private Wireless Division of the Wireless Telecommunications Bureau of the FCC.

       (g) COMPLIANCE WITH LAW. The Borrower and its Subsidiaries are in compliance with all Applicable Law.

       (h) TITLE TO ASSETS. The Borrower has good, legal and marketable title to, or a valid leasehold interest in, all of its assets. Each of the Borrower's Subsidiaries has good, legal and marketable title to, or a valid leasehold interest in, all of its assets. None of such properties or assets held by the Borrower or any of its Subsidiaries is subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, no financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names the Borrower or any of its Subsidiaries as debtor or which covers or purports to cover any of the assets of the Borrower or any of its Subsidiaries is currently effective and on file in any state or other jurisdiction, and neither the Borrower nor any of its Subsidiaries has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.

       (i) LITIGATION. There is no action, suit, revocation, proceeding or investigation pending or, to the best of the Borrower's knowledge, threatened against or in any other manner relating adversely to, the Borrower or any of its Subsidiaries or any of their respective properties, including without limitation any License or Necessary Authorization, in any court or before any arbitrator of any kind or before or by any governmental body (including without limitation the FCC), except as described on SCHEDULE 5 attached hereto as of the Agreement Date or as subsequently disclosed to the Administrative Agent and the Lenders pursuant to Section 6.5 hereof; and no such action, suit, proceeding or investigation could reasonably be expected to have an adverse outcome which (i) calls into question the validity of this Agreement or any other Loan Document,
(ii) challenges the continued possession and use of any License granted by the FCC, by the Borrower, any of its Subsidiaries, or any Person in which the Borrower has, directly or indirectly, an Investment and, in any such case, such challenge could result in a Default pursuant to Section 8.1(n) or Section 8.1(o) hereof, or (iii) could have a Materially Adverse Effect.

       (j) TAXES. All federal, state and other tax returns (including information returns) of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (ii) for which adequate reserves have been provided on the books of the Borrower or the Subsidiary of the Borrower involved, and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable business judgment of the Borrower, adequate.

       (k) FINANCIAL STATEMENTS. The Borrower has furnished or caused to be furnished to the Administrative Agent and the Lenders its audited financial statements on a consolidated basis with its Subsidiaries for the fiscal year ended December 31, 1997, and its unaudited financial statements on a consolidated basis with its Subsidiaries for the fiscal quarter ended June 30, 1998, which, together with other financial statements furnished to the Administrative Agent and the Lenders subsequent to the Agreement Date, are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower and its Subsidiaries on a consolidated basis on and as at such dates and the results of operations for the periods then ended, subject, in the case of the quarterly statements, to year-end audit adjustment and the absence of disclosure typically presented in footnotes. Neither the Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentence or as set forth or referred to in this Agreement, and there are no material unrealized losses of the Borrower or any of its Subsidiaries and no anticipated material losses of the Borrower or any of its Subsidiaries other than those which have been disclosed in writing to the Administrative Agent and the Lenders prior to the Agreement Date and identified as such.

       (l) NO ADVERSE CHANGE. Since September 30, 1998, there has occurred no event which has had or which could reasonably be expected to have a Materially Adverse Effect.

       (m) ERISA. The Borrower and each of its Subsidiaries and each of their respective Plans are in compliance in all respects with ERISA and the Code and neither the Borrower nor any of its Subsidiaries has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. The Borrower, each of its Subsidiaries, and each other ERISA Affiliate have complied with all requirements of Sections 10001 and 10002 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (Public Law No. 99-272), Section 4980B of the Internal Revenue Code. Neither the Borrower nor any of its Subsidiaries has made any promises of retirement or other benefits to employees, except as set forth in their respective Plans. Neither the Borrower nor any of its Subsidiaries has incurred any material liability to PBGC in connection with any such Plan. The assets of each such Plan subject to Title IV of ERISA are sufficient to provide the benefits under such Plan. Such assets are also sufficient to provide all other "benefit liabilities" (as defined in Section 9313(a) of the Pension Protection Act included in the Omnibus Budget Reconciliation Act of 1987, Pub. L-100-203), Section 4001A(16) of ERISA, due under the Plan upon termination. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of the Borrower or any of its Subsidiaries, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust, to the tax or penalty in any material amount on "prohibited transactions" imposed by Section 502 of ERISA or
Section 4975 of the Code. Neither the Borrower nor any of its Subsidiaries is a participant in or is obligated to make any payment to a Multiemployer Plan. Neither the Borrower nor any of its Subsidiaries (1) has had either a complete withdrawal or a partial withdrawal under Section 4201 et. seq. of ERISA from a Multiemployer Plan which had "unfunded vested benefits" within the meaning of
Section 4211 of ERISA or (2) has ever received a notice and demand from the plan sponsor of a Multiemployer Plan under Section 4219(b)(1) of ERISA.

       (n) COMPLIANCE WITH REGULATIONS T, U, AND X. Neither the Borrower nor any Subsidiary of the Borrower is engaged principally in or has as one of its important activities the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System; nor will any proceeds of the Loans be used for such purpose.

       (o) INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower and its Subsidiaries of this Agreement nor the issuance of the Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such Act. Neither the Borrower nor any of its Subsidiaries is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

       (p) GOVERNMENTAL REGULATION. Neither the Borrower nor any of its Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution and delivery of this Agreement. Neither the Borrower nor any of its Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the performance, in accordance with their respective terms, of this Agreement or any other Loan Document.

       (q) ABSENCE OF DEFAULT. The Borrower and its Subsidiaries are in compliance in all respects with all of the provisions of their respective certificates or articles of incorporation and by-laws, or their partnership agreements, as the case may be, and no event has occurred or failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a material default by the Borrower or any of its Subsidiaries under any material indenture, agreement or other instrument, any License, or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound or affected. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any contract or agreement continuing after the Agreement Date, or bound by any Applicable Law, that could have a Materially Adverse Effect or result in the loss of any License issued by the FCC.

       (r) ACCURACY AND COMPLETENESS OF INFORMATION. All information, reports, prospectuses and other papers and data relating to the Borrower or any of its Subsidiaries and furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders were, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter. No fact or situation is currently known to the Borrower which has had or could reasonably be expected to have a Materially Adverse Effect.

       (s) AGREEMENTS WITH AFFILIATES AND MANAGEMENT AGREEMENTS. Except as set forth on SCHEDULE 6 attached hereto or as permitted hereunder and disclosed to the Administrative Agent in writing, neither the Borrower nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate, or (ii) any material management or consulting agreements of any kind.

       (t) PAYMENT OF WAGES. The Borrower and each of its Subsidiaries are in full compliance with the Fair Labor Standards Act, as amended, and the Borrower and each of its Subsidiaries have paid all minimum and overtime wages required by law to be paid to their respective employees.

       (u) PRIORITY. The Security Interest is a valid and perfected first priority security interest in the Collateral in favor of the Administrative Agent, for itself and for the ratable benefit of the Lenders, securing, in accordance with the terms of the Security Documents, the outstanding Obligations, and the Collateral is subject to no Liens other than Permitted Liens. The Liens created by the Security Documents are enforceable as security for the outstanding Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications: (i) certain equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy at law, (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower, or any Subsidiary), and (iii) enforcement may be limited by local rules and regulations or by FCC rules and regulations, as the case may be. Any Mortgage given by the Borrower or any Subsidiary to the Administrative Agent grants a valid and perfected interest in the Property owned by the Borrower or such Subsidiary. Any Mortgage secures, in accordance with its terms, the Notes and the other outstanding Obligations and such interests will be subject to no Liens that are prior to, on a parity with or junior to the Lien in favor of the Administrative Agent other than Permitted Liens and the CellNet Subordinated Debt, and any Mortgage will be enforceable as security for the outstanding Obligations in accordance with its terms against the Borrower and all third parties, subject to the following qualifications: (i) certain equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower or such Subsidiary).

       (v)     ENVIRONMENTAL MATTERS.

               (i) The Borrower and its Subsidiaries are in substantial compliance with all applicable Environmental Laws, and there is no condition which could interfere with the continued operation of any of the Systems in substantial compliance with Environmental Laws, or impair the financial condition of Borrower or its Subsidiaries.

               (ii) Neither the Borrower nor its Subsidiaries has received from any governmental authority or any other Person any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Systems. There has been no pending or, to the Borrower's knowledge, threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of the Properties.

               (iii) Neither the Borrower nor any of its Subsidiaries have generated, treated, stored, or disposed of, any Hazardous Materials on or under any of the Property except in substantial compliance with all Environmental Laws.

               (iv) Neither the Borrower nor any Subsidiary of the Borrower is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law applicable to the Borrower or any of its Subsidiaries with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

       (w) INDEBTEDNESS. Except as permitted pursuant to Section 7.1 hereof, neither the Borrower nor any of its Subsidiaries has outstanding, as of the Agreement Date, and after giving effect to the initial Advance hereunder on the Agreement Date, any Indebtedness for Money Borrowed.

       (x) INVESTMENTS. All Investments of the Borrower and its Subsidiaries are shown as of the Agreement Date on SCHEDULE 3 attached hereto.

       (y) REAL ESTATE. Other than as listed and described on SCHEDULE 4 attached hereto, (i) neither the Borrower nor any of its Subsidiaries owns any real property, and (ii) no single parcel of such real estate has a fair market value on the Agreement Date in excess of $100,000.

       (z) YEAR 2000. The Borrower believes that its wireless data communications networks are "Year 2000 Compliant" (that is, able to perform properly date-sensitive functions for all dates before and after January 1,
2000). The Borrower and its Subsidiaries will require its third party vendors and suppliers to be Year 2000 Compliant. The Borrower believes that the advent of the millennium will have no adverse effect on the System.

       Section 4.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and on the date of each Advance except to the extent expressly applicable only to the Agreement Date or previously fulfilled in accordance with the terms hereof. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.


                                      ARTICLE 5

                                AFFIRMATIVE COVENANTS

       So long as any of the Obligations is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled):

       Section 5.1 PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. The Borrower will, and will cause each of its Subsidiaries to:

       (a) preserve and maintain its existence, rights, franchises, licenses and privileges in the state of its organization and in each other state in which it operates the System, including, without limitation, the Licenses, all IOAs (in accordance with their respective terms) and all other Necessary Authorizations; and

       (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business makes such qualification or authorization necessary or prudent.

       Section 5.2 BUSINESS; COMPLIANCE WITH APPLICABLE LAW. The Borrower will, and will cause each of its Subsidiaries to, (a) engage solely in the business of owning, operating and investing in Systems, or otherwise providing wireless data services and in related or complementary businesses, and (b) comply with the requirements of all Applicable Law.

       Section 5.3 MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties used in their respective businesses (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, provided, however, that the provisions of this Section 5.3 shall not prevent the Borrower or its Subsidiaries from disposing of obsolete equipment and inventory in the ordinary course of business.

       Section 5.4 ACCOUNTING METHODS AND FINANCIAL RECORDS. The Borrower will, and will cause each of its Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP subject, in the case of quarterly statements, to year-end audit adjustments, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records of their respective properties and assets. The Borrower and its Subsidiaries will maintain a fiscal year ending on December 31.

       Section 5.5 INSURANCE. The Borrower will, and will cause each of its Subsidiaries to:

       (a) Maintain insurance including, but not limited to, business interruption coverage and public liability coverage insurance from responsible companies in such amounts and against such risks to the Borrower and each of its Subsidiaries as is prudent and satisfactory to the Administrative Agent (including, without limitation, larceny, embezzlement, employee fidelity, and other criminal misappropriation insurance).

       (b) Keep their respective assets insured by responsible companies on terms and in a manner reasonably acceptable to the Administrative Agent against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions and hazards insured against by extended coverage, in amounts which are prudent for the wireless or telecommunications service industry, in accordance with industry standards, and satisfactory to the Administrative Agent, all premiums thereon to be paid by the Borrower and its Subsidiaries.

       (c) Require that each insurance policy for the Borrower and its Subsidiaries name the Administrative Agent, as agent for the Lenders, as additional insured or named loss payee, as appropriate, to the extent of the Obligations, and provide for at least thirty (30) days' prior written notice to the Administrative Agent of any termination of or proposed cancellation or nonrenewal of such policy, or material reduction in coverage.

       (d) Apply proceeds of insurance for the Borrower and its Subsidiaries paid to the Administrative Agent at any time no Default or Event of Default exists hereunder to the repair or replacement of the lost or destroyed property; otherwise, such proceeds shall be applied to the payment or prepayment of the Obligations as provided under Section 2.10(c) or Section 8.3 hereof, as applicable. Any balance thereof remaining after payment in full of the Obligations shall be paid to the Borrower or as otherwise required by law.

       Section 5.6 PAYMENT OF TAXES AND CLAIMS. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, could become a Lien or charge upon any of their properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced. The Borrower will, and will cause each of its Subsidiaries to, timely file all information returns required by federal, state or local tax authorities.

       Section 5.7 VISITS AND INSPECTIONS. The Borrower will, and will cause each of its Subsidiaries to, permit representatives of the Administrative Agent and any of the Lenders to, upon reasonable notice to the Borrower or such Subsidiary and during normal business hours, (a) visit and inspect the properties of the Borrower or such Subsidiary, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions and results of operations. The Borrower and each of its Subsidiaries will also permit representatives of the Administrative Agent and any of the Lenders to discuss with their respective auditors, subject to Section 11.17 hereof, their respective businesses, assets, liabilities, financial positions and results of operations. The Borrower will, and will cause each of its Subsidiaries to, and will use its best efforts to cause Union Electric to, cooperate with the Administrative Agent in ensuring, on a regular basis, that the Administrative Agent and any of the Lenders may visit and inspect the System located on Union Electric's premises.

       Section 5.8 PAYMENT OF INDEBTEDNESS; LOANS. Subject to any provisions regarding subordination as set forth in any Loan Document, the Borrower will, and will cause each of its Subsidiaries to, pay any and all of their respective Indebtedness when and as it becomes due, and in any event prior to the expiration of any grace period, other than amounts diligently disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.

       Section 5.9 USE OF PROCEEDS. The Borrower will use the aggregate proceeds of all Advances under the Commitment (a) to fund the development and construction of a wireless data transmission system for Union Electric pursuant to the terms and conditions of the Union Electric Contract, (b) to fund Capital Expenditures and Acquisitions to the extent permitted herein, (c) to make Permitted Investments, (d) to make Restricted Payments to the extent permitted under Section 7.7 hereof, and (e) for working capital and other general corporate purposes. Except as may be permitted under Section 7.6(a) hereof, no proceeds of Advances hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

       Section 5.10 REAL ESTATE. The Borrower will, and will cause its Subsidiaries to, grant a Mortgage securing the Obligations to the Administrative Agent, for itself and for the ratable benefit of the Lenders, in form and substance satisfactory to the Administrative Agent, covering each parcel of real estate having a fair market value, exclusive of equipment, in excess of $100,000 acquired by the Borrower or any of its Subsidiaries after the Agreement Date. The Borrower will, and will cause its Subsidiaries to, deliver to the Administrative Agent all documentation, including opinions of counsel and policies of title insurance, which in the opinion of the Administrative Agent is appropriate with each such grant, including any Phase I environmental audit requested by the Administrative Agent or any Lender.

       Section 5.11 INDEMNITY. The Borrower, for itself and on behalf of each of its Guarantying Subsidiaries agrees, jointly and severally, to indemnify and hold harmless each Lender and the Administrative Agent and each of their respective Affiliates, employees, agents, representatives, officers and directors (any of the foregoing shall be an "Indemnitee") from and against any and all claims, liabilities, losses, damages, actions, reasonable attorneys' fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs of investigating and defending such claims, (a) resulting from any breach or alleged breach by the Borrower or any Subsidiary of the Borrower of any representation, warranty, or covenant made hereunder or under any other Loan Document; (b) arising out of or in connection with (i) the Commitment or the administration of the Loans or otherwise under this Agreement or any other Loan Document (including the taking of Collateral for the Obligations), including the use of the proceeds of Loans hereunder in any fashion or the performance of their respective obligations under the Loan Documents by the Borrower or any of its

Subsidiaries, (ii) allegations of any participation by the Lenders or the Administrative Agent, or any of them, in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower or any of its Subsidiaries for any reason, or (iii) any claims against the Lenders or the Administrative Agent, or any of them, by any shareholder, partner, or other investor in or lender to the Borrower or any Subsidiary, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any Affiliates of Borrower, arising out of the Commitment or otherwise under this Agreement or any other Loan Document; or (c) in connection with taxes (other than income taxes and other than tax liability resulting from the failure by any Lender to comply with the provisions of Section 2.14 hereof), fees, and other charges payable as a result of making the Loans, or the execution, delivery, and enforcement of this Agreement, the Security Documents, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; unless the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case by a final, non-appealable judicial order. The obligations of the Borrower and the Subsidiaries under this
Section 5.11 are in addition to, and shall not otherwise limit, any liabilities which the Borrower or any Subsidiary might otherwise have in connection with any warranties or similar obligations of the Borrower or such Subsidiary in any other agreement or instrument or for any other reason.

       Section 5.12 INTEREST RATE HEDGING. Within ninety (90) days from the Agreement Date and from the funding of any additional Advance requested by the Borrower representing a new borrowing, the Borrower shall have entered into one or more Interest Hedge Agreements which result in the fixing of a limit on the Borrower's interest obligations at interest rates and other terms (such terms to include consideration of the creditworthiness of the other party to the proposed Interest Hedge Agreement) reasonably acceptable to the Administrative Agent with respect to the Loans on an aggregate of not less than thirty-three percent (33%) of the then outstanding principal amount of Total Debt. Such Interest Hedge Agreements shall provide interest rate protection for at least one (1) year from the date of such Interest Hedge Agreement or Agreements. All obligations of the Borrower to the Administrative Agent, the Lenders, or any of them, or any Affiliate of any of them, pursuant to any Interest Hedge Agreement, shall be deemed to be part of the Obligations.

       Section 5.13 COVENANTS REGARDING FORMATION OF SUBSIDIARIES AND THE MAKING OF INVESTMENTS AND ACQUISITIONS. At the time of any Acquisition of a Guarantying Subsidiary permitted hereunder by the Borrower or any Subsidiary, or the formation of any new Guarantying Subsidiary of the Borrower or any of its Subsidiaries which is permitted under this Agreement, the Borrower will, and will cause its Subsidiaries, as appropriate, to (a) provide to the Administrative Agent an executed supplement to the Subsidiary Security Agreement for such new Subsidiary, in substantially the form of the supplement to EXHIBIT M-1 attached hereto, together with appropriate UCC-1 financing statements, as well as an executed supplement to the Subsidiary Guaranty for such new Guarantying Subsidiary, in substantially the form of the supplement to EXHIBIT K attached hereto, which shall constitute both Security Documents and Loan Documents for purposes of this Agreement, as well as a loan certificate for such new Guarantying Subsidiary, substantially in the form of EXHIBIT P attached hereto, together with appropriate attachments; (b) pledge to the Administrative Agent all of the stock (or other instruments or securities evidencing ownership) of such Subsidiary or Person which is acquired, formed or beneficially owned by the Borrower or any of the Borrower's Subsidiaries, as the case may be, as additional Collateral for the Obligations to be held by the Administrative Agent in accordance with the terms of the Borrower's Pledge Agreement, a supplement to the Subsidiary Pledge Agreement, a supplement to the Assignment of Intercompany Agreements, or a supplement to the Assignment of Utility Contract, and execute and deliver to the Administrative Agent all such documentation for such pledge as, in the reasonable opinion of the Administrative

Agent, is appropriate; and (c) provide all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent which in the opinion of the Administrative Agent is appropriate with respect to such Acquisition or the formation of such Guarantying Subsidiary. At the time of any Acquisition of any new Subsidiary permitted hereunder by the Borrower or any Subsidiary, or the formation of any new Subsidiary of the Borrower or any of its Subsidiaries, which new Subsidiary is, in either such case, a Non-Guarantying Subsidiary, the Borrower shall provide to the Administrative Agent copies of agreements and documents executed and delivered by such Subsidiary and the Borrower, and collaterally assigned to the Administrative Agent by the Borrower, and otherwise corresponding to all of the agreement's documents described in clauses (a) through (c) of this subsection, including, without limitation, an executed supplement to the Non-Guarantying Subsidiary Security Agreement for such new Non-Guarantying Subsidiary, in substantially the form of the supplement to EXHIBIT M-2 attached hereto. Investments made by the Borrower or any of its Guarantying Subsidiaries after the Agreement Date shall also be treated as additional Collateral and shall be subject to the provisions of appropriate Security Documents. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a "Loan Document" for purposes of this Agreement.

       Section 5.14 PAYMENT OF WAGES. The Borrower and each of its Subsidiaries shall at all times comply, in all material respects, with the requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

       Section 5.15 COMPLIANCE WITH CONTRACTS. The Borrower and each of its Subsidiaries shall at all times comply with the terms and conditions of the Utility Contract.

       Section 5.16 YEAR 2000 PROBLEM. The Borrower shall furnish or cause to be furnished to each Lender and the Administrative Agent, promptly upon creation thereof, copies of any review or assessment of the System in connection with, or plan for the Borrower or any of its Subsidiaries relating to, the Year 2000 Problem.


                                      ARTICLE 6

                                INFORMATION COVENANTS

       So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), the Borrower will furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

       Section 6.1 QUARTERLY FINANCIAL STATEMENTS AND INFORMATION. Within forty-five (45) days after the last day of each quarter of each fiscal year of the Borrower, unaudited balance sheets of the Borrower on a consolidated and consolidating basis with its Subsidiaries, as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of the Borrower on a consolidated and consolidating basis with its Subsidiaries, for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and the appropriate prior period and shall be certified by the chief financial officer of the Borrower, to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP (except as to the exclusion of certain Subsidiaries which should be consolidated with the Borrower under GAAP), the financial position of the Borrower on a consolidated and consolidating basis with its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and the absence of footnotes.

       Section 6.2 ANNUAL FINANCIAL STATEMENTS AND INFORMATION. Within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated and consolidating balance sheet of CellNet and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and consolidating statements of operations for such fiscal year and, to the extent available, for the previous two (2) fiscal years, the related audited consolidated and consolidating statements of changes in shareholders' equity for such fiscal year and, to the extent available, for the previous two
(2) fiscal years, and related audited consolidated and consolidating statements of cash flows of such fiscal year and, to the extent available, for the previous two (2) fiscal years, which shall be accompanied by an opinion of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a statement of such accountants that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower was not in compliance with the terms, covenants, provisions or conditions of Article 7 hereof.

       Section 6.3 PERFORMANCE CERTIFICATES. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, the Performance Certificate:

       (a) setting forth as at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish
(i) the Applicable Margin pursuant to Section 2.3(f) hereof, and (ii) whether or not the Borrower was in compliance with the requirements of Sections 7.10, 7.11,
7.12 and 7.13 hereof;

       (b) setting forth on a consolidated basis for the Borrower and its Subsidiaries, for each such fiscal quarter or fiscal year, as the case may be,
(i) a summary of monthly revenues and (ii) (A) the number of Active Meters at the beginning of such period, (B) the number of new Active Meters added or deactivated during such period and (C) the number of Active Meters at the end of such period;

       (c) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarterly period or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

       (d) setting forth, as of the end of such fiscal quarter or year, a list of any IOAs pursuant to which the Borrower or any of its Subsidiaries is then providing cellular telephone or other wireless telecommunications services.

       Section 6.4  COPIES OF OTHER REPORTS.

       (a) Promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower by the Borrower's independent public accountants regarding the Borrower, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 6.2.

       (b) Promptly upon receipt thereof, copies of any material adverse notice or report regarding any License held by the Borrower or any Subsidiary from the FCC.

       (c) In connection with any proposed Acquisition by the Borrower or any Subsidiary and promptly upon each request, such data, certificates, reports, statements, opinions of counsel prepared for the Administrative Agent and the Lenders, or any of them, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or Year 2000 issues described in Sections 4.1(z) and 5.16 hereof, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

       (d) Annually, one or more certificates of insurance indicating that the requirements of Section 5.5 hereof remain satisfied for such fiscal year.

       (e) Annually, and in no event later than the 120th day of each year, a copy of the Borrower's annual budget for itself and its Subsidiaries for such fiscal year.

       (f) Promptly after the filing thereof, copies of all material reports, proxies, forms or other documents required to be filed or submitted by CellNet to the Securities and Exchange Commission or other federal or state securities law enforcement agency or commission, without exhibits thereto unless requested.

       Section 6.5 NOTICE OF LITIGATION AND OTHER MATTERS. Notice specifying the nature and status of any of the following events, promptly, but in any event not later than five (5) Business Days after any officer the Borrower becomes aware of the occurrence of any of the following events:

       (a) the commencement of any proceeding or investigation by or before any governmental body and any action or proceeding in any court or before any arbitrator against, or to the extent known to the Borrower, in any other way relating materially adversely to the Borrower or any Subsidiary of the Borrower or any of their respective properties, assets or businesses or any License;

       (b)     any event having a Materially Adverse Effect;

       (c) any Default or the occurrence or non-occurrence of any event (i) which constitutes, or which with the passage of time or giving of notice or both would constitute a material default by the Borrower or any Subsidiary of the Borrower under the Utility Contract or other material agreement other than this Agreement to which the Borrower or any Subsidiary of the Borrower is a party or by which any material portion of their respective properties may be bound, or
(ii) which could reasonably be expected to have a Materially Adverse Effect, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

       (d) the receipt by the Borrower or any of its Subsidiaries of a notice of default from (i) Union Electric relating to the Union Electric Contract or (ii) any other utility company relating to any other utility contract;

       (e) the occurrence of any Reportable Event or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of the Borrower or any of its Subsidiaries, or any of their ERISA Affiliates, or the institution or threatened institution by PBGC of proceedings under ERISA to terminate or to partially terminate any such Plan, or the termination or partial termination of any such Plan, or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan; and

       (f) the occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Section 4.1(m) of this Agreement.


                                      ARTICLE 7

                                  NEGATIVE COVENANTS

       So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow from the Lenders hereunder (whether or not the conditions to borrowing have been or can be fulfilled):

       Section 7.1  INDEBTEDNESS OF THE BORROWER AND ITS SUBSIDIARIES.

       The Borrower shall not, and shall cause each of its Subsidiaries not to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

       (a)     The Obligations;

       (b) Current accounts payable, accrued expenses, customer advance payments and other current liabilities (other than for money borrowed) incurred in the ordinary course of business;

       (c)     CellNet Subordinated Debt;

       (d) An amount not to exceed $500,000 in the aggregate at any time outstanding consisting of (i) Capitalized Lease Obligations, and (ii) Indebtedness secured by purchase money security interests described in subparagraph (g)(ii) of the definition of Permitted Liens set forth in Article 1 hereof;

       (e) Other unsecured Indebtedness, including without duplication any Guaranties of the Borrower or any Subsidiary not otherwise permitted pursuant to clauses (a) through (d) of Section 7.5, in an amount not to exceed $2,000,000 in the aggregate at any time outstanding; and

       (f) Indebtedness under Interest Hedge Agreements entered into in satisfaction of the Borrower's obligations under Section 5.12 hereof.

       Section 7.2 LIMITATION ON LIENS. The Borrower shall not, and shall cause each of its Subsidiaries not to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

       Section 7.3 AMENDMENT AND WAIVER. The Borrower shall not, and shall cause each of its Subsidiaries not to enter into any amendment of, or agree to or accept or consent to any waiver of any of the material provisions of (a) its articles or certificate of incorporation in any fashion which would adversely effect the position of the Lenders, (b) the Utility Contract, or (c) the Intercompany Agreements.

       Section 7.4  LIQUIDATION, MERGER, DISPOSITION OF ASSETS.

       (a) DISPOSITION OF ASSETS. The Borrower shall not, and shall cause each of its Subsidiaries not to, at any time sell, lease, abandon, or otherwise dispose of any of its or their assets other than:

               (i) the sale of immaterial amounts of assets at the fair market value thereof in the ordinary course of business of the Borrower and its Subsidiaries;

               (ii)    the sale of disposal of obsolete equipment;

               (iii) the sale or exchange of assets, in the ordinary course of business, in exchange for comparable substitute or replacement assets;

               (iv) the sale of assets subject to purchase money or capitalized lease financing otherwise permitted hereunder; or

               (v) the sale of other assets (including any System and ownership interests in Subsidiaries of the Borrower) provided that (x) all Net Proceeds therefrom are applied as provided in Section 2.8(b) hereof, (y) no Default then exists or would be caused thereby, and
       (z) all Lenders give their prior written consent to such sale or other disposition.

At the time of any such sale pursuant to clause (v) above (a "Permitted Asset Sale"), the Borrower shall provide the Administrative Agent and the Lenders with projections assuming the consummation of the Permitted Asset Sale and demonstrating pro forma compliance with Sections 7.8, 7.9, 7.10, 7.11, 7.12 and
7.13 hereof for the remaining term of this Agreement.

       (b) LIQUIDATION OR MERGER. The Borrower shall not, and shall cause each of its Subsidiaries not to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger, provided that if no Default then exists or would be caused thereby, the following such transactions are permitted: (i) a merger among the Borrower and one or more Subsidiaries, provided the Borrower is the surviving Person; (ii) a merger between or among two or more Subsidiaries; (iii) an Acquisition permitted hereunder effected by a merger in which the Borrower or a Subsidiary of the Borrower is the surviving Person; and (iv) a liquidation or dissolution of one or more Subsidiaries into its or their parent entity (provided the Borrower or one of its Subsidiaries is such parent entity).

       Section 7.5 LIMITATION ON GUARANTIES. The Borrower shall not, and shall cause each of its Subsidiaries not to, at any time Guaranty, assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business,
(b) obligations under agreements of the Borrower or any of its Subsidiaries entered into in connection with leases of real property or the acquisition of services, supplies and equipment in the ordinary course of business of the Borrower or any of its Subsidiaries, (c) Guaranties permitted by Section 7.1(e) hereof, or (d) as may be contained in any Loan Document.

       Section 7.6 INVESTMENTS AND ACQUISITIONS. The Borrower shall not, and shall cause each of its Subsidiaries not to, make any loan or advance, or make any Investment or otherwise acquire for consideration evidences of Indebtedness, capital stock or other securities of any Person, or make any Acquisition, except that, so long as no Default then exists or would be caused thereby:

       (a) The Borrower and its Subsidiaries may, directly or through a brokerage account, purchase (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;
(iv) certificates of deposit, Eurodollar deposits, or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase agreements and reverse repurchase agreements maturing within one year from the date entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in mutual funds and money market accounts investing at least 90% of the funds in Investments of the types described in the foregoing clauses (i) through (v); and

       (b) The Borrower and its Subsidiaries may make distributions to CellNet California as part of the California Investment if (i) the Borrower shall have certified to the Administrative Agent and the Lenders that (x) such distribution shall not cause or result in a Default or an Event of Default hereunder, and (y) no default or event of default under any of the Intercompany Agreements then exists or will be caused thereby, (ii) copies of all executed Intercompany Agreements have been sent to the Administrative Agent, and a duly executed Assignment of Intercompany Agreements has been sent to the Administrative Agent, pursuant to the latter of which all rights of the Borrower in the Intercompany Agreements shall be assigned to the Administrative Agent for the benefit of the Lenders, and (iii) the amount of CellNet's equity investment in CellNet California shall at all times equal or exceed the sum of the aggregate amount of the California Investment, PLUS $15,000,000.

       Section 7.7 RESTRICTED PAYMENTS AND PURCHASES. The Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase (other than to the extent permitted in Section 7.6(b) hereof) except that so long as no Default hereunder then exists or would be caused thereby:

       (a) So long as the Leverage Ratio is below 5.00, on or after each date specified for mandatory reduction of the Commitment pursuant to Section 2.8(a) hereof, the Borrower may pay dividends or repay CellNet Subordinated Debt, provided that (i) the Borrower shall have prepaid the Loans from its Excess Cash Flow for the preceding four (4) fiscal quarter period in the amount required by Section 2.8(a) hereof, (ii) the amount of such dividends and distributions paid and made on or after such date for such period shall not exceed the amount required to be prepaid on the Loans by the Borrower pursuant to Section 2.8(a) hereof (the "Remaining Excess Cash Flow"), and (iii) the Borrower shall provide the Lenders with a certificate, signed by the chief financial officer of the Borrower, demonstrating pro forma compliance with the terms of this Section 7.7, after giving effect to such dividend payments or repayments of CellNet Subordinated Debt;

       (b) So long as the Leverage Ratio is below 5.00, the Borrower may pay cash management fees to CellNet in an amount not to exceed, in any fiscal year, five percent (5%) of the Borrower's annual gross revenues for the preceding fiscal year; and

       (c) The Borrower may make distributions to CellNet to repay CellNet Subordinated Debt in an amount not to exceed $10,000,000 in the aggregate if the Borrower shall have delivered to the Administrative Agent, a compliance certificate for any fiscal quarter in 1999, demonstrating (i) that the Borrower's Leverage Ratio has not exceeded 8:50 to 1:00 during such quarter, and
(ii) pro forma compliance with Sections 7.8, 7.9, 7.10, 7.11, 7.12 and 7.13 hereof, after giving effect to such distributions.

       Section 7.8 MINIMUM REVENUE. During the Implementation Phase, the Borrower shall not permit its gross revenue as of the end of any fiscal quarter times four (4) to be less than the amounts set forth below for such quarter:

                  QUARTER ENDING                  AMOUNT
                  --------------                  ------
                  September 30, 1998            $5,100,000
                  December 31, 1998             $5,600,000
                  March 31, 1999                $6,800,000
                  June 30, 1999                 $8,400,000
                  September 30, 1999           $10,450,000
                  December 31, 1999            $12,250,000

     Section 7.9 MINIMUM OPERATING CASH FLOW. During the Implementation Phase, the Borrower shall not permit its Operating Cash Flow as of the end of any fiscal quarter times four (4) to be less than the amounts set forth below for such quarter:

                 QUARTER ENDING                    AMOUNT
                 --------------                    ------
                 September 30, 1998                $759,000
                 December 31, 1998               $1,000,000
                 March 31, 1999                  $2,100,000
                 June 30, 1999                   $2,950,000
                 September 30, 1999              $4,050,000
                 December 31, 1999               $4,800,000

     Section 7.10 CAPITAL EXPENDITURES. The Borrower shall not make or incur, in the aggregate, any Capital Expenditures, during a calendar year, in excess of the amounts set forth below for the periods indicated:

                 CALENDAR YEAR                    AMOUNT
                 -------------                    ------
                 1998                           $37,500,000
                 1999                           $17,500,000
                 2000 through 2003               $3,000,000
                 2004 and thereafter             $2,000,000      per annum

PROVIDED, HOWEVER, that the Borrower may make Capital Expenditures in excess of the amounts listed above to the extent such Capital Expenditures are funded by CellNet Subordinated Debt invested in the Borrower after the Agreement Date. Up to twenty-five percent (25%) of any year's Capital Expenditures limit which is unused for Capital Expenditures in such year may be carried forward to the next year; PROVIDED, HOWEVER, that any amounts used for Capital Expenditures which are funded by CellNet Subordinated Debt as provided in the preceding clause shall not increase the unused Capital Expenditures amount for purposes of this carryforward provision.

     Section 7.11 LEVERAGE RATIO. After the Implementation Phase, the Borrower shall not at any time permit the Leverage Ratio to exceed the ratio set forth below during the periods indicated:

          PERIOD                                                      RATIO
          ------                                                      -----
          Agreement Date through December 30, 1999                    N/A

          December 31, 1999 through and including June 29, 2000       8.50:1

          June 30, 2000 through and including December 30, 2000       8.00:1

          December 31, 2000 through and including June 29, 2001       7.50:1

          June 30, 2001 through and including March 30, 2002          6.25:1

          March 31, 2002 through and including March 30, 2003         5.50:1

          March 31, 2003 and thereafter                               4.00:1

     Section 7.12 PRO FORMA DEBT SERVICE RATIO. After the Implementation Phase, the Borrower shall not permit as of the end of any fiscal quarter the ratio of Annualized Operating Cash Flow to Pro Forma Debt Service to be less than (a) 1.20:1 for the fiscal quarters ending during the period from December 31, 1999 through December 30, 2003 and (b) 1.30:1 for any fiscal quarter ending on or after December 31, 2003.

     Section 7.13 INTEREST COVERAGE RATIO. After the Implementation Phase, the Borrower shall not as of the end of any fiscal quarter permit the ratio of
(i) Annualized Operating Cash Flow to (ii) Cash Interest Expense for the four
(4) fiscal quarter period then ended, to be less than the ratio set forth below for such quarter:

          PERIOD                                                 RATIO
          ------                                                 -----
          Agreement Date through December 30, 1999               N/A

          December 31, 1999 through December 30, 2001            1.50:1

          December 31, 2001 through December 30, 2003            2.00:1

          December 31, 2003 and thereafter                       2.50:1

     Section 7.14 AFFILIATE TRANSACTIONS. Except as specifically provided herein (including, without limitation, Section 7.7 hereof) and as may be described on SCHEDULE 6 attached hereto, and except for fees and compensation payable to officers and directors within customary parameters, the Borrower shall not, and shall cause each of its Subsidiaries not to, at any time engage in any transaction with an Affiliate (except for transactions between or among the Borrower and its Subsidiaries), or make an assignment or other transfer of any of its properties or assets to any Affiliate, on terms less advantageous to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

       Section 7.15 REAL ESTATE. Neither the Borrower nor any of its Subsidiaries shall purchase or become obligated to purchase any single parcel of real estate having a purchase price in excess of $100,000 except in compliance with Section 5.10 hereof.

       Section 7.16 ERISA LIABILITIES. The Borrower shall not, and shall cause each of its Subsidiaries not to (i) permit the assets of any of their respective Plans to be less than the amount necessary to provide all accrued benefits under such Plans on an ongoing basis, or (ii) enter into any Multiemployer Plan.


                                      ARTICLE 8

                                       DEFAULT

       Section 8.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

       (a) (i) Any representation or warranty made under this Agreement or any other Loan Document shall prove to be incorrect or misleading when made or deemed to be made pursuant to Section 4.2 hereof, or (ii) any legal opinion given in connection with this Agreement shall be revoked or withdrawn after its issuance;

       (b) (i) The Borrower shall default in the payment of any interest, fees or other amounts payable to the Lenders, the Administrative Agent, or any of them, when due, and such Default shall not be cured by payment in full within three (3) Business Days, or (ii) the Borrower shall default in the payment of any principal amount of the Notes;

       (c) The Borrower shall default in the performance or observance of any agreement or covenant contained in Sections 5.12, 5.13, 5.14 or 5.15; Sections 6.1, 6.2 or 6.3; or any Section in Article 7, other than Sections 7.8,
7.9 and 7.11.

       (d) The Borrower shall default in the performance or observance of any agreement or covenant contained in Section 7.11 hereof; PROVIDED, that if the Borrower, within fifteen (15) days from the date the financial statements are delivered to the Administrative Agent pursuant to Sections 6.1 and 6.2 hereof, by using the proceeds from its issuance of CellNet Subordinated Debt, reduces the amount of Total Debt then outstanding as of the relevant calculation date to an amount such that a Default would not occur under Section 7.11, no Default or Event of Default shall be deemed to have occurred; PROVIDED FURTHER, the Borrower may not use the right to prevent a Default under Section 7.11 as set forth in the preceding clause in more than one (1) consecutive quarter or on more than three (3) occasions in total.

       (e) The Borrower shall fail to meet one of the Performance Tests applicable to any fiscal quarter (i) at the end of the fiscal quarter in which such Performance Test is applicable, and (ii) in the subsequent fiscal quarter.

       (f) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days from the date of occurrence of such default;

       (g) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Borrower, any of its Subsidiaries, or any other obligor thereunder, which shall not be cured within a period of thirty (30) days from the date of occurrence of such default;

       (h) There shall be entered and remain unstayed a decree or order for relief in respect of the Borrower, any of its Subsidiaries or Union Electric under Title 11 of the United States Code as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower, any of its Subsidiaries or of Union Electric, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower, any of its Subsidiaries or Union Electric; or an involuntary petition shall be filed against the Borrower, any of its Subsidiaries or Union Electric and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) such petition and stay shall continue undismissed for a period of forty-five (45) consecutive days;

       (i) The Borrower, any of its Subsidiaries or Union Electric shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower, any of its Subsidiaries or Union Electric shall consent to the institution of proceedings thereunder or to the filing of any such petition or shall seek or consent to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower, any of its Subsidiaries or Union Electric, or of any substantial part of their respective properties, or the Borrower, any of its Subsidiaries or Union Electric shall fail generally to pay their respective debts as they become due, or the Borrower, any of its Subsidiaries or Union Electric shall take any action in furtherance of any such action;

       (j) A judgment shall be entered by any court against the Borrower or any of its Subsidiaries for the payment of money which exceeds singly or in the aggregate with other such judgments, $1,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower or any of its Subsidiaries subject to other such process, exceeds in value $1,000,000 in the aggregate;

       (k) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its Subsidiaries, or to which the Borrower or any of its Subsidiaries has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or PBGC shall institute proceedings to terminate any such Plan; or the Borrower or any of its Subsidiaries shall incur any liability to PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of the Borrower or any of its Subsidiaries shall engage in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty in any material amount on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code and, in each case, such event or condition, together with other such events or conditions, if any, would subject the Borrower or its Subsidiaries to any tax, liability or penalty in excess of $1,000,000;

       (l)     Any event shall occur which has a Materially Adverse Effect;

       (m) There shall occur (i) any default under any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $1,000,000, (ii) any default under any Interest Hedge Agreement having a notional principal amount of $1,000,000 or more, or (iii) any default under the Union Electric Contract;

       (n) The FCC shall deliver to the Borrower or any of its Subsidiaries an order to show cause why an order of revocation should not be issued based upon any alleged attribution of alien ownership (within the meaning of 47 U.S.C.
Section 310(b) and any interpretation of the FCC thereunder) to the Borrower or any of its Subsidiaries and such order shall not have been rescinded within sixty (60) days after such delivery, with respect to any License;

       (o) One or more Licenses shall be terminated or revoked such that the Borrower and its Subsidiaries are no longer able to operate any System or any portion thereof and retain the revenue received therefrom or any such License shall fail to be renewed at the stated expiration thereof such that the Borrower and its Subsidiaries are no longer able to operate the related System or any portion thereof and retain the revenue received therefrom, except in the event that the termination or revocation is with respect to any License that is not material;

       (p) Any Security Document or any Note or any other material Loan Document or any material provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction, to be null and void, or a proceeding shall be commenced by the Borrower or any of its Subsidiaries, or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

       (q) Any Security Document shall for any reason fail or cease to create a valid and first-priority Lien on or Security Interest in any portion of the Collateral purported to be covered thereby, subject to any Permitted Lien, or any such Lien or Security Interest shall cease to be perfected; or

       (r) (i) Union Electric shall purchase the Borrower's wireless data transmission system pursuant to the terms of the Union Electric Contract, or
(ii) the Borrower shall cease to be a wholly-owned Subsidiary of CellNet.

       Section 8.2  REMEDIES.

       (a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(h) or Section 8.1(i)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders, shall formally declare that an Event of Default has occurred and (i) terminate the Commitment and (ii) declare the principal of and interest on the Loans and the Notes and all other amounts owed to the Lenders and the Administrative Agent under this Agreement and the Notes and any other Obligations to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes or any other Loan Document to the contrary notwithstanding, and the Commitment shall thereupon forthwith terminate and all such amounts shall be immediately due and payable.

       (b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(h) or Section 8.1(i), all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable and the Commitment shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lenders or the Majority Lenders or any of them and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

       (c)     Upon acceleration of the Notes, as provided in subsection (a) or
(b) of this Section 8.2, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, under the Loan Documents and under Applicable Law.

       (d)     Upon acceleration of the Notes, as provided in subsection (a) or
(b) of this Section 8.2, the Administrative Agent, upon request of the Majority Lenders, shall have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries, both to operate and to sell such properties and assets, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith. The rights of the Administrative Agent under this Section 8.2(d) shall be subject to its prior compliance with the Communications Act and the FCC rules and policies promulgated thereunder to the extent applicable to the exercise of such rights.

       (e) The rights and remedies of the Administrative Agent and the Lenders hereunder shall be cumulative and not exclusive.

       Section 8.3 PAYMENTS SUBSEQUENT TO DECLARATION OF EVENT OF DEFAULT. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to any of the Administrative Agent, the Lenders or otherwise received by any of such Persons (from realization on Collateral for the Obligations or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: FIRST, to the reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment including, without limitation, any reasonable costs incurred by the Administrative Agent in connection with the sale or disposition of any Collateral for the Obligations; SECOND, to the Lenders and the Administrative Agent for any fees hereunder or under any of the other Loan Documents then due and payable; THIRD, to the Lenders pro rata on the basis of their respective unpaid principal amounts (except as provided in Section 2.2(e)), to the payment of any unpaid interest which may have accrued on the Obligations; FOURTH, to the Lenders pro rata until all Advances have been paid in full (and, for purposes of this clause, obligations under Interest Hedge Agreements with the Lenders or any of them shall be deemed to be Advances and shall be paid on a pro rata basis with the Advances); FIFTH, to the Lenders pro rata on the basis of their respective unpaid amounts, to the payment of any other unpaid

Obligations; SIXTH, to damages incurred by the Administrative Agent or any Lender by reason of any breach hereof or of any other Loan Document; and SEVENTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law. Notwithstanding the foregoing, each Lender may allocate amounts received by it pursuant to this Section 8.3 in its discretion to the various Obligations held by it.


                                      ARTICLE 9

                               THE ADMINISTRATIVE AGENT

       Section 9.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its Loan and in its Note irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the Security Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its respective directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

       Section 9.2 INTEREST HOLDERS. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent, whether under Section 11.1, Section 11.5, or otherwise hereunder, as the holder of all of the interests of such Lender in its Loan and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

       Section 9.3 CONSULTATION WITH COUNSEL. The Administrative Agent may consult with Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia, special counsel to the Administrative Agent, or with other legal counsel selected by it with due care and shall not be liable for any action taken or suffered by it in good faith in consultation with the Majority Lenders and in reasonable reliance on such consultations.

       Section 9.4 DOCUMENTS. The Administrative Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any Note, any other Loan Document, or any other instrument, document or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume (absent knowledge to the contrary) that they are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

       Section 9.5 ADMINISTRATIVE AGENT AND AFFILIATES. With respect to the Commitment and its Loan, Toronto Dominion (Texas), Inc. and its Affiliates shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any of its Subsidiaries or any Affiliates of, or Persons doing business with, the Borrower, as if they were not affiliated with the Administrative Agent and without any obligation to account therefor.

       Section 9.6 RESPONSIBILITY OF THE ADMINISTRATIVE AGENT. The duties and obligations of the Administrative Agent under this Agreement and the Security Documents are only those expressly set forth in this Agreement and the Security Documents. The Administrative Agent shall be entitled to assume that no Default has occurred and is continuing unless it has actual knowledge, or has been notified by the Borrower, of such fact, or has been notified by a Lender in writing that such Lender considers that a Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall not be liable hereunder for any action taken or omitted to be taken except for its own gross negligence or willful misconduct. The Administrative Agent shall provide promptly each Lender with copies of such documents received from the Borrower as such Lender may reasonably request.

       Section 9.7 SECURITY DOCUMENTS. The Administrative Agent, as collateral agent hereunder and under the Security Documents, is hereby authorized to act on behalf of the Lenders, in its own capacity and through other agents and sub-agents appointed by it with due care, under the Security Documents, provided that the Administrative Agent shall not agree to the release of any Collateral, or any property encumbered by any mortgage, pledge or security interests except in compliance with Section 11.12 hereof. In connection with its role as secured party with respect to the Collateral hereunder, the Administrative Agent shall act as collateral agent, for itself and for the ratable benefit of the Lenders, and such role as administrative agent shall be disclosed on all appropriate accounts, certificates, filings, mortgages, and other Collateral documentation.

       Section 9.8  ACTION BY THE ADMINISTRATIVE AGENT.

       (a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action; provided that the Administrative Agent shall not exercise any rights under Section 8.2(a) of this Agreement except upon the request of the Majority Lenders or all the Lenders, where expressly required by this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances for the protection of the interests of the Lenders, except for its gross negligence or willful misconduct, or conduct in breach of this Agreement as determined by a final, non-appealable order of a court having jurisdiction over the subject matter.

       (b) The Administrative Agent shall not be liable to the Lenders or to any Lender in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders or of all the Lenders, where expressly required by this Agreement, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

       Section 9.9 NOTICE OF DEFAULT OR EVENT OF DEFAULT. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified, of any Default (other than through a notice by one party hereto to all other parties), the Administrative Agent or such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders or of all the Lenders, where expressly required by this Agreement, shall request in writing, and the

Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default within ten (10) days after their receipt of the notice of any Default from the Administrative Agent or any Lender, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8 hereof) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

       Section 9.10 RESPONSIBILITY DISCLAIMED. The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

       (a) To the Borrower or any other Person as a consequence of any failure or delay in performance by or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

       (b) To any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, (i) the Borrower of any of its obligations under this Agreement or the Notes or any other Loan Document, or
(ii) any Subsidiary of the Borrower or any other obligor under any other Loan Document; or

       (c) To any Lender or Lenders, for any statements, representations or warranties in this Agreement, or any other document contemplated by this Agreement or any other Loan Document, or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Notes, any other Loan Document, or any other document contemplated by this Agreement.

       Section 9.11 INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata according to their respective Commitment Ratios, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable fees and expenses of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of its role as Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement in its role as Administrative Agent, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable order of a court having jurisdiction over the subject matter.

       Section 9.12 CREDIT DECISION. Each Lender represents and warrants to each other Lender and to the Administrative Agent that:

       (a) In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and its Subsidiaries and that it has made an independent credit judgment, and that it has not relied upon the Administrative Agent or any other Lender, or information provided by the Administrative Agent (other than information provided to the Administrative Agent by the Borrower and forwarded by the Administrative Agent to the Lenders); and

       (b) So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

       Section 9.13 SUCCESSOR ADMINISTRATIVE AGENT. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The resignation of the Administrative Agent may not take effect until a successor Administrative Agent is appointed.

       Section 9.14 DELEGATION OF DUTIES. The Administrative Agent may execute any of its respective duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

       Section 9.15 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel) and the Lenders allowed in any judicial proceedings relative to the Borrower, or any of its creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims, and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2 hereof. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.


                                      ARTICLE 10

                               CHANGE IN CIRCUMSTANCES
                            AFFECTING EURODOLLAR ADVANCES

       Section 10.1 EURODOLLAR BASIS DETERMINATION INADEQUATE OR UNFAIR. If with respect to any proposed Eurodollar Advance for any Interest Period, the Administrative Agent determines after consultation with the Lenders that deposits in Dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make such type of Eurodollar Advances shall be suspended.

       Section 10.2 ILLEGALITY. If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund either or both types of Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon and any reimbursement required under
Section 2.11 hereof, on either (a) the last day of the then current Interest Period applicable to such affected Eurodollar Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Advances to such day or
(b) immediately if such Lender may not lawfully continue to fund and maintain such affected Eurodollar Advances to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2 or Article 3 hereof, the Borrower may borrow a Base Rate Advance (or the other type of Eurodollar Advance, if available) from such Lender, and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the Note held by such Lender shall equal the outstanding principal amount of such Note immediately prior to such repayment.

       Section 10.3  INCREASED COSTS.

       (a) If after the date hereof, any Lender becomes aware of the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, and any such adoption, change or interpretation:

               (i) shall subject any Lender to any tax, duty or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement, in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate or method of calculation of tax on the overall net income of such Lender); or

               (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage or Domestic Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market or the New York certificate of deposit market any other condition affecting its obligation to make Eurodollar Advances or its Eurodollar Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then within one hundred eighty (180) days of such increase, such Lender may demand and within five (5) days after demand by such Lender, the Borrower agrees to pay to such Lender, such additional amount or amounts as will compensate such Lender for such increased costs. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3
       (b) Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 10.3, the Borrower may at any time, upon at least five (5) Business Days' prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.11 hereof. Concurrently with prepaying such Eurodollar Advances, the Borrower may borrow a Base Rate Advance from such Lender, and such Lender shall, if so requested, make such Advance in an amount such that the outstanding principal amount of the Note held by such Lender shall equal the outstanding principal amount of such Note immediately prior to such prepayment.

       Section 10.4 EFFECT ON OTHER ADVANCES. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make Eurodollar Advances, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as Eurodollar Advances shall, at the option of the Borrower, be made instead as Base Rate Advances.

                                      ARTICLE 11

                                    MISCELLANEOUS

       Section 11.1  NOTICES.

       (a) Unless otherwise specifically provided herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 11.1, except that notices under Article 2 shall be effective only upon receipt. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

             (i)      If to the Borrower, to it at:

                      CellNet Data Services (SL), Inc.
                      125 Shoreway Road
                      San Carlos, California 94070
                      Attn: Paul Manca
                      Telecopier: (415) 592-6858

               with a copy to:

                      Wilson Sonsini Goodrich & Rosati, P.C.
                      650 Page Mill Road
                      Palo Alto, California  94304-1050
                      Attn:  Meredith S. Jackson, Esq.
                      Telecopier:  (415) 493-6811

            (ii)      If to the Administrative Agent, to it at:

                      Toronto Dominion (Texas), Inc.
                      909 Fannin, Suite 1700
                      Houston, Texas 77010
                      Attn:  Manager, Agency
                      Telecopier:  (713) 951-9921

               with a copy to:

                      The Toronto-Dominion Bank
                      USA Division
                      31 West 52nd Street
                      New York, NY 10019-6101
                      Attn:  Managing Director, Communications Finance
                      Telecopier:  (212) 262-1928
               and to:

                      Paul, Hastings, Janofsky & Walker LLP
                      600 Peachtree Street, Suite 2400
                      Atlanta, Georgia  30308-2222
                      Attn:  Kevin Conboy, Esq.
                      Telecopier:  (404) 815-2424

           (iii) If to the Lenders, to them at the addresses set forth beside their names on SCHEDULE 1.

Copies shall be provided to Persons other than parties hereto only in the case of notices under Article 8 hereof.

       (b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days' written notice of such change to the other parties.

       Section 11.2  EXPENSES.  The Borrower will promptly pay, or reimburse:

       (a) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder and the making of the initial Advance hereunder (whether or not such Advance is made), including, but not limited to, the fees and disbursements of Paul, Hastings, Janofsky & Walker LLP, special counsel for the Administrative Agent and its Affiliates;

       (b) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement or the other Loan Documents, the restructuring and "work out" of such transactions, and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by the Administrative Agent and the Lenders relating to this Agreement or the other Loan Documents, including, but not limited to, the fees and disbursements of any experts, agents or consultants and of special counsel for the Administrative Agent; and

       (c) all out-of-pocket costs and expenses of the Administrative Agent and each Lender of obtaining performance under this Agreement or the other Loan Documents and all out-of-pocket costs and expenses of collection of the Administrative Agent and each Lender if an Event of Default occurs in the payment of the Notes, which in each case shall include reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Lender.

       Section 11.3 WAIVERS. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent or the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a request for an Advance. In the event the Lenders decide to fund an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further

Advances or preclude the Lenders and the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Administrative Agent, the Lenders or the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement such as to require further notice of their intent to require strict adherence to the terms of this Agreement in the future.

       Section 11.4 SET-OFF. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the Lenders are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by any Lender or the Administrative Agent to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations which are then due and payable irrespective of whether (a) any Lender or the Administrative Agent shall have made any demand hereunder or (b) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such Obligations or any of them, shall be contingent or unmatured. Upon direction by the Administrative Agent with the consent of the Majority Lenders, each Lender holding deposits of the Borrower or any of its Subsidiaries shall exercise its set-off rights as so directed.

       Section 11.5  ASSIGNMENT.

       (a) The Borrower may not assign or transfer any of its rights nor delegate any of its obligations hereunder or under the Notes without the prior written consent of each Lender.

       (b) Each of the Lenders may at any time enter into participation or assignment agreements with one or more other Lenders or other Persons pursuant to which each Lender may sell participations in or assign its interests under this Agreement and the other Loan Documents, provided, that unless otherwise agreed to by the Borrower and the Administrative Agent, (i) all assignments and participations (other than assignments and participations described in clause
(ii) hereof) shall be in minimum principal amounts of Five Million Dollars ($5,000,000), (ii) each Lender may sell assignments and participations of up to one hundred percent (100%) of its interests hereunder to (A) one or more affiliates of such Lender, (B) any other Lender, or (C) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided, that no such assignment described in clause (C) shall relieve such Lender from its obligations hereunder, and (iii) all assignments (other than assignments described in clause (ii) hereof) and participations hereunder shall be subject to the following additional terms and conditions:

                    (i) No assignment shall be sold without the prior written consent of the Administrative Agent and (so long as no Event of Default exists hereunder) the prior written consent(s) of the Borrower, which consents shall not be unreasonably withheld or delayed.


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                   (ii)       Any Person purchasing a participation or an
       assignment of the Loans from any Lender shall be required to represent and warrant that its purchase shall not constitute a "prohibited transaction" (as defined in Section 4.1(m) hereof).

                  (iii) The Borrower, the Lenders, and the Administrative Agent agree that assignments permitted hereunder (including the assignment of any Advance or portion thereof) may be made with all voting rights, and shall be made pursuant to an Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT S. An administrative fee of $3,500 shall be payable to the Administrative Agent by the assigning Lender at the time of any assignment hereunder.

                   (iv) No assignment, participation or other transfer of any rights hereunder or under the Notes shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law.

                    (v) Each Lender agrees that (x) no participation agreement shall confer any rights under this Agreement or any other Loan Document to any purchaser thereof, (y) no Person to which a participation is issued shall have any right to exercise or enforce any rights under this Agreement or under any other Loan Document, and (z) any participation agreement permitted hereunder shall (a) (subject to clause (vi) of this Section 11.5(b)) expressly provide that the issuer thereof will at all times retain the right to vote or take any other actions with respect to its interests hereunder for the full Commitment Ratio assigned to such issuing Lender hereunder, both before and after the occurrence of any Default, and (b) contain an express representation by the participant that it is purchasing such participation for its own account and not as agent or trustee for any Plan or trust.

                   (vi) The participation may also provide that the issuing Lender will not, without the consent of the participant, agree to any modification, amendment or waiver of this Agreement which would otherwise require unanimous consent of all of the Lenders.

                  (vii) The amount, terms and conditions of any participations or assignments shall be as set forth in the participation or assignment agreement between the issuing or assigning Lender and the Person purchasing such participation or assignment, except as provided in the Assignment and Assumption Agreement, and neither the Borrower, the Administrative Agent, nor any other Lender shall have any responsibility or obligations with respect thereto, or to any Person to whom such participation or assignment may be issued.

                 (viii) No such assignment may be made to any Lender or other financial institution (x) with respect to which a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation, the Resolution Trust Company or the Office of Thrift Supervision) has been appointed or (y) that is not "adequately capitalized" (as such term is defined in Section 131(b)(1)(B) of the Federal Deposit Insurance Corporation Improvement Act as in effect on the Agreement Date.

       (c) Except specifically set forth in Section 11.5(b) hereof, nothing in this Agreement or the Notes, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and


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

thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or the Notes.

       Section 11.6 ACCOUNTING PRINCIPLES. Except as set forth in the following sentence, references in this Agreement to GAAP shall be to such principles as in effect from time to time, and all accounting terms used herein without definition shall be used as defined under GAAP. All references to Operating Cash Flow, Total Debt, Debt Service, and other such terms shall be deemed to refer to such items of the Borrower and its Subsidiaries on a consolidated basis, consistently applied, unless otherwise indicated herein.

       Section 11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

       Section 11.8 GOVERNING LAW. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed in New York. If any action or proceeding shall be brought by the Administrative Agent or any Lender in order to enforce any right or remedy under this Agreement or under any Note, the Borrower hereby consents and will, and the Borrower will cause each Subsidiary to, submit to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Borrower, for itself and on behalf of its Subsidiaries, hereby agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 11.1 hereof and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law or the bringing of any suit, action or proceeding in any other jurisdiction. The Borrower agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

       Section 11.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

       Section 11.10  INTEREST.

       (a) In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Administrative Agent or such Lender in writing that it elects to have such excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

       (b) Notwithstanding the use by the Lenders of the Base Rate, the Federal Funds Rate, and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders


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

shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

       Section 11.11 TABLE OF CONTENTS AND HEADINGS. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

       Section 11.12 AMENDMENT AND WAIVER. Neither this Agreement nor any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by (or, in the case of Security Documents executed by the Administrative Agent for itself and on behalf of the Lenders, signed by the Administrative Agent and approved by) the Majority Lenders and, in the case of an amendment, by the Borrower, except that in the event of (a) any increase in the amount of the Commitment (other than the issuance of additional loans under the Additional Facility Commitment as provided herein), (b) any delay or extension in the terms of repayment of the Loans provided in Section 2.7 hereof,
(c) any reduction in principal, interest or fees due hereunder or postponement of the payment thereof, (d) any release of any Collateral for the Loans other than in connection with a sale or disposition otherwise permitted hereunder, or any failure to take Collateral to which the Lenders are otherwise entitled to hereunder, (e) any waiver of any Default due to the failure by the Borrower to pay any sum due to any of the Lenders hereunder, (f) any release of any Guaranty of all or any portion of the Obligations, except in connection with a merger, sale or other disposition otherwise permitted hereunder, or (g) any amendment of this Section 11.12, or of the definition of Majority Lenders, or of any portion of Sections 2.10, 2.12, 5.11 or Article 10 as they relate to the relative priority of payment among the Obligations, or any other provision of this Agreement or any of the other Loan Documents specifically requiring the consent or approval of each of the Lenders, any amendment or waiver or consent may be made only by an instrument in writing signed by (or, in the case of Security Documents executed by the Administrative Agent for itself and on behalf of the Lenders, signed by the Administrative Agent and approved by) each of the Lenders and, in the case of an amendment, by the Borrower. Any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Administrative Agent in its capacity as such, may be made only by an instrument in writing signed by the Administrative Agent and by each of the Lenders.

       Section 11.13 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

       Section 11.14 OTHER RELATIONSHIPS. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent or its Affiliates and each Lender or its respective Affiliates to enter into or maintain business relationships with the Borrower or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

       Section 11.15 DIRECTLY OR INDIRECTLY. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.


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

       Section 11.16 RELIANCE ON AND SURVIVAL OF VARIOUS PROVISIONS. All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (a) shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them, and (b) shall survive the execution and delivery of the Notes and shall continue in full force and effect so long as any Note is outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.11, 2.13, 5.11, 10.3 and 11.2 hereof, shall survive the termination of this Agreement and the payment and performance of all other Obligations.

       Section 11.17 CONFIDENTIALITY. Each Lender agrees to protect the confidentiality of confidential information regarding the Borrower and its Subsidiaries, to prevent unauthorized disclosures, to take reasonable steps necessary to ensure that the information is received only by those who have a need to know, and to hold all non-public, proprietary or confidential information (which has been identified as such by the Borrower) obtained pursuant to this Agreement in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; however, the Lenders may make disclosure of any such information to their examiners, outside auditors, and counsel in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein so long as such Person agrees to be bound by this Section 11.17 or as required or requested by any governmental authority or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or pursuant to legal process or with respect to any litigation between or among the Borrower and any of the Lenders. In no event shall any Lender be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to a Lender with respect to information that (i) is or becomes generally available to the public (other than through such Lender), (ii) is already in the possession of such Lender on a nonconfidential basis, (iii) comes into the possession of such Lender from a Person other than the Borrower or an Affiliate of the Borrower in a manner not known to such Lender to involve a breach of a duty of confidentiality owing to the Borrower, or (iv) must be disclosed as required by law, any court of competent jurisdiction, or bank regulator.


                                      ARTICLE 12

                                 WAIVER OF JURY TRIAL

       Section 12.1 WAIVER OF JURY TRIAL. THE BORROWER, FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES, AND THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS, HEREBY AGREE TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE BORROWER'S SUBSIDIARIES, ANY OF THE LENDERS, OR THE ADMINISTRATIVE AGENT, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS.


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                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the date first appearing above.


BORROWER:                CELLNET DATA SERVICES (SL), INC.



                              By:________________________________
                              Title:_____________________________


ADMINISTRATIVE
AGENT:                        TORONTO DOMINION (TEXAS), INC.



                              By:________________________________
                              Title:_____________________________


LEAD ARRANGER AND
SYNDICATION AGENT:       TD SECURITIES (USA), INC.



                              By:________________________________
                              Title:_____________________________


LENDERS:                 TORONTO DOMINION (TEXAS), INC.



                              By:________________________________
                              Title:_____________________________



                              THE BANK OF NEW YORK



                              By:________________________________
                              Title:_____________________________

                                   FIRST HAWAIIAN BANK

                                   By:________________________
                                   Title:_____________________

CO-AGENT:                     THE BANK OF NEW YORK

                                   By:________________________
                                   Title:_____________________